As filed with the Securities and Exchange Commission on November 19, 1999

                                                      Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               CYBER DIGITAL, INC.
                 (Name of Small Business Issuer in its Charter)

    New York                        3661                      11-2644640
   (State or                 (Primary Standard              (I.R.S. Employer
 Jurisdiction of           Industrial Classification     Identification Number)
Incorporation or               Code Number)
  Organization)
                                 400 Oser Avenue
                                   Suite 1650
                            Hauppauge, New York 11788
                                 (516) 231-1200
          (Address and Telephone Number of Principal Executive Offices)

                                 400 Oser Avenue
                                   Suite 1650
                            Hauppauge, New York 11788
(Address of Principal Place of Business or Intended Principal Place of Business)

                                  J.C. Chatpar
                               Cyber Digital, Inc.
                                 400 Oser Avenue
                                   Suite 1650
                            Hauppauge, New York 11788
                                 (516) 231-1200
            (Name, Address and Telephone Number of Agent For Service)

                                   Copies to:

                              Scott S. Rosenblum, Esq.
                         Kramer Levin Naftalis & Frankel
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                               ------------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                               ------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                               ------------------

         If delivery of the Prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]

                               ------------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE


     Title of Each Class of Securities to be          Proposed        Proposed     Proposed Maximum     Amount of
                   Registered                       Amount To Be       Maximum         Aggregate      Registration
                                                    Registered(1)     Offering      Offering Price         Fee
                                                                      Price Per
                                                                      Share (2)

Common Stock, par value $.01 per share                5,000,000         $3.24         16,200,000        $4503.60

(1) For all purposes herein, the number of shares that are being registered assumes a conversion price of the Series D1 Preferred of $3.2708 and a conversion price of the Series C Preferred of $3.00. This Prospectus registers shares of our Common Stock underlying: (i) shares of our Series C and Series D1 Preferred Stock that are currently outstanding, (ii) warrants that have been issued and that are exercisable at $5.70 per share, (iii) shares of our Series D1 Preferred Stock that will be issued pursuant to certain contractual obligations as further described herein and (iv) warrants that will be issued pursuant to certain contractual obligations as further described herein and that will be exercisable at $5.70 per share.

(2) Based upon the average of the high and low prices on November 15, 1999.

                              ---------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted pursuant to this prospectus prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                  SUBJECT TO COMPLETION, DATED NOVEMBER , 1999

PROSPECTUS

                               CYBER DIGITAL, INC.
                        5,000,000 Shares of Common Stock
                           (Par Value $0.01 Per Share)

         The stockholders listed in this Prospectus under the section entitled "Selling Stockholders" may offer and sell up to a total of up to 5,000,000 shares of Common Stock pursuant to this prospectus, which includes shares that are issuable upon conversion of shares of the Company's Series C and D1 Convertible Preferred Stock and the exercise of warrants. The shares of Common Stock included in this offering consist of 3,057,356 shares of Common Stock which reflects 200% of the shares of Common Stock issuable upon conversion of 5,000 shares of the Company's Series D1 Preferred Stock (of which 2,000 shares shall be sold pursuant to the terms of a transaction as further described herein), 635,594 shares issuable upon the exercise of warrants at an exercise price of $5.70 (which reflects 200% of the shares of Common Stock to be issued upon exercise of the warrants), 103,334 shares of Common Stock issuable upon conversion of 310 shares of the Series C Preferred Stock, an additional 861,230 shares of Common Stock that are currently held by the holders as restricted securities and a certain number of shares to cover shares of Common Stock issuable upon the payment of dividends.

         The Selling Stockholders may sell the shares of Common Stock described in this Prospectus in public or private transactions, on or off the OTC Bulletin Board, at prevailing market prices, or at privately negotiated prices. The Selling Stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders. We will not receive any proceeds from the Selling Stockholders' sale of the shares of Common Stock and will only receive $2,000,000 to be paid to us by the holders of the Series D1 Convertible Preferred for the sale by the Company of 2,000 shares of the Series D1 Convertible Preferred Stock to such holders. A partial amount of the Common Stock which may be sold under this Prospectus will require the Selling Stockholders to first (i) convert shares of the Series C and D1 Convertible Preferred Stock or (ii) exercise warrants. We have agreed to pay the expenses associated with the registration and sale of the Common Stock offered by the Selling Stockholders. More information is provided in the section titled "Plan of Distribution."

         In this Prospectus, the "Company," the "Registrant," "Cyber Digital," "we," "us" and "our" refer to Cyber Digital, Inc.

                          - - - - - - - - - - - - - - -

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AT PAGE 1 HEREOF.

                          - - - - - - - - - - - - - - -

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        - - - - - - - - - - - - - - - - -

This Prospectus includes references to trademarks of entities other than the Company, which have reserved all rights with respect to their respective trademarks.

                         - - - - - - - - - - - - - - - -

Our Common Stock is currently traded on the OTC Bulletin Board under the symbol "CYBD."

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Forward-Looking and Cautionary Statements..................................  i
Where You Can Find More Information.........................................ii
Prospectus Summary.........................................................iii
The Offering............................................................... iv
Summary Consolidated Financial Data......................................... v
Risk Factors................................................................ 1
Use of Proceeds............................................................. 8
Price Range of Common Stock................................................. 8
Capitalization.............................................................. 9
Dividend Policy............................................................. 9
Selected Consolidated Financial Data........................................10
Management's Discussion and Analysis of Financial Condition and
   Results of Operations....................................................11
Business .................................................................. 16
Management................................................................. 33
Certain Transactions....................................................... 38
Principal Shareholders..................................................... 38
Description of Securities.................................................. 40
Selling Stockholders....................................................... 41
Shares Eligible for Future Sale............................................ 42
Plan of Distribution....................................................... 42
Legal Matters.............................................................. 43
Experts.................................................................... 43
Index to Financial Statements..............................................F-1

         You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of November 19, 1999.

                    FORWARD-LOOKING AND CAUTIONARY STATEMENTS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1993 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and such forward-looking statements are subject to the safe harbors created thereby. For this purpose, any statements contained in this registration statement and accompanying prospectus except for historical information may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

         The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties, as well as on certain assumptions. For example, any statements regarding future cash flow, financing activities, and research and development programs are forward-looking statements and there can be no assurance that we will generate positive cash flow in the future or that we will be able to obtain financing on satisfactory terms, if at all. Additional risks and uncertainties include possible delays in the completion of products, the possible lack of market acceptance of products released by us, failure of our products to be and remain accepted within their respective markets, material adverse changes in competitive conditions within our markets, failure to retain key research and development personnel, failure of the company to accurately anticipate market demand, and material adverse changes in our operations or business. Additional factors that may affect future operating results are discussed in more detail under the Section entitled "Risk Factors." Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the assumptions underlying the forward-looking statements are reasonable, our business and operations are subject to substantial risks that increase the uncertainty inherent in the forward-looking statements, and the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans of will be achieved. In addition, risks, uncertainties and assumptions change as events or circumstances change.

                                      (i)

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by us can be inspected and copied at the principal office of the Commission, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60651-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

         We have filed with the Commission a registration statement ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to sales of the shares of Common Stock offered by this Prospectus. This Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement, the exhibits and financial statements filed as a part thereof, which may be examined without charge at the office of the Commission, and photocopies of which, or any portion thereof, may be obtained upon payment of the prescribed fee.

         Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not complete, and where such agreement or other document is an exhibit to the Registration Statement, each statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.

                                      (ii)

                               PROSPECTUS SUMMARY

         This summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus, including the information set forth under "Risk Factors." This Prospectus registers shares of our Common Stock underlying: (i) shares of our Series C and Series D1 Preferred Stock that are currently outstanding, (ii) warrants that have been issued, (iii) shares of our Series D1 Preferred Stock that will be issued pursuant to certain contractual obligations and (iv) warrants that will be issued pursuant to certain contractual obligations. Each prospective investor is urged to read this Prospectus in its entirety

                                   The Company

         We design, develop, market and service IP Frame Relay Internet infrastructure equipment, as well as advanced integrated packet and circuit digital switching equipment employing SS7 or C7 signaling for private and public switched voice network operators worldwide. We offer high-bandwidth, high-availability, robust Internet access services geared towards corporate users demanding broadband access on a full-time, full-service, Internet Protocol
(IP) connectivity basis over dedicated end-to-end 100% digital circuits.

            We offer access solutions to companies that require large file transfer capability, high-capacity e-mail traffic, or that need to host an active web site. We can enable the distribution and receipt of enterprise-wide, internetworked communications and corporate materials, assist in companies in their conduct of electronic transactions and help them to access vast information resources all from the convenience of desktop computers and with the immediacy of the Internet.

         One of our top priorities is to provide companies with adequate bandwidth for continuous, reliable high-speed `modem-less' Internet connectivity. Companies may select the appropriate speed based on their number of users and the amount of traffic they expect to send and receive on the Internet.

         We believe our network solutions permit users to distribute and receive enterprise-wide, inter-networked communications and corporate materials, conduct electronic transactions and access information resources all from the convenience of their desktop computer. We also believe our network solutions can be used to increase remote office and worker productivity and to reduce the complexity of communications for businesses.

                                     (iii)

                                  The Offering

Common Stock Offered......................          Up to 5,000,000 shares.

Common Stock Outstanding Prior to
this Offering (1).........................          18,467,283 shares

Common Stock to be  Outstanding  After
Completion  of this Offering (2) .........          22,606,053 shares

Risk Factors..............................          Investment in these
                                                    securities is uncertain and
                                                    risky. See "Risk Factors."

Use of Proceeds...........................          We  will  not   receive  any
                                                    proceeds  from  the  sale of
                                                    the Common  Stock being sold
                                                    in this  offering  and  will
                                                    only receive  $2,000,000  to
                                                    be paid to us by the holders
                                                    of the series D1 Convertible
                                                    Preferred  for  the  sale by
                                                    the Company of 2,000  shares
                                                    of the Series D1 Convertible
                                                    Preferred   stock   to  such
                                                    holders.

Dividend Policy...........................          We do not anticipate paying
                                                    cash dividends in the
                                                    foreseeable future as
                                                    earnings will be invested in
                                                    the growth of our business.
                                                    See "Dividend Policy."

OTC Bulletin Board Symbol
Common Stock..............................          CYBD

(1) Based upon the number of outstanding shares at November 8, 1999. Does not include (i) 2,228,500 shares reserved for issuance upon exercise of outstanding stock options, (ii) 1,136,723 shares reserved for issuance upon exercise of outstanding warrants, (iii) shares that will be issued upon conversion of shares of the Series C Convertible Preferred Stock and (iv) shares that will be issued upon conversion of the Series D1 Preferred Stock.

(2) Assumes the conversion of shares of the Series C Convertible Preferred Stock at a conversion price of $3.00 per share, shares of the Series D1 Preferred Stock at a conversion price of $3.2708 per share, and the exercise of warrants at an exercise price of $5.70 per share.

                                     (iv)

                       Summary Consolidated Financial Data
                    (in thousands, except per share amounts)

         The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended March 31, 1997, 1998 and 1999 and the consolidated balance sheet data at March 31, 1999 are derived from the Company's audited Consolidated Financial Statements, which have been audited by Albrecht, Viggiano, Zureck & Company, P.C., independent auditors, included elsewhere in this Prospectus. The consolidated statement of operations data for the six months ended September 30, 1999 and 1998 and the consolidated balance sheet data at September 30, 1999 have been derived from unaudited interim financial statements included elsewhere in this Prospectus and include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods. The operating results for the six months ended September 30, 1999 are not necessarily indicative of the results to be expected for the full year or for any future period.


                                                                        Year Ended                       Six Months Ended
                                                                         March 31,                        September 30,
                                                     -------- --------------------------------      ---------------------------
                                                         1997         1998          1999                1998        1999(1)
                                                         ----         ----          ----                ----        -------

Statement of Operations Data:
Revenues....................................               $45           $66          $280               $264             $
Cost of revenues............................                26            45           135                275             0
Gross profit................................                19            21           145               (11)             0
Operating expenses
    Research and development................               109           389           650                371           217
    Selling, general and administrative.....               850         1,675         1,682                872           575

Operating income (loss).....................             (940)        (2,043)       (2,187)            (1,254)         (792)
Net income (loss)...........................             (414)       $(2,097)      $(2,762)           $(1,210)        $(790)
Primary net income (loss) per common
  share ....................................            $(.02)         $(.12)        $(.16)             $(.07)        $(.04)
Weighted average number of
  shares outstanding........................       16,959,095     17,312,550    17,386,053         17,386,053    18,016,873

Balance Sheet  Data:

Cash and cash equivalents...................           $5,003         $2,436          $247             $1,051        $2,789
Working capital.............................            5,733          3,150           635              1,888         3,142
Total current assets........................            5,775          3,291           759              1,998         3,309
Goodwill....................................                0              0             0                  0             0
Total assets................................            5,829          3,534         1,024              2,292         3,544
Current liabilities.........................               42            141           124                110           167
Total liabilities...........................               42            141           124                110           167
Shareholders' equity........................           $5,787         $3,393          $900             $2,182        $3,377

                                      (v)

                                  RISK FACTORS

         Investing in the Common Stock being offered by the Selling Shareholders is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors and other information in this Prospectus before deciding to invest in shares of the Common Stock being offered by the Selling Stockholder.

We cannot predict our success because we have a history of operating losses and we anticipate future losses.

         Since our formation in 1983, we have generated limited revenues from the sale of our products and services relating to digital switching and networking systems for voice and data communications. We recently made a strategic shift to enter the high-speed Internet access market. We re-engineered our company and changed our sales strategy to grow our business through strategic alliances and partnerships with major companies for both voice and high-speed Internet access businesses. We have no revenues from our Internet business. As of September 30, 1999, we had an accumulated deficit of approximately $14 million and working capital of $3.1 million.

         We predict future losses as we accelerate our marketing and sales efforts, and substantially increase our capital expenditures and operating expenses in an effort to expand our recent formation of the Internet services business. We make no guarantee that we will achieve increased levels of revenues in the future or ever become profitable. We will need additional funds to continue our expansion programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

We will need significant additional funds, which we may not be able to obtain.

         Historically, we have spent, and will continue to spend, more money than we can generate from operations related to the design, development and commercialization of our products, systems and services. Based on our currently planned programs, we believe that our current financial resources should support our capital and operating needs until September 2000. We will require additional funds to continue our operations after that time. We intend to seek substantial additional financing in the future to fund the growth of our operations, including those funds necessary to provide Internet service in our targeted markets.

         We have historically satisfied our working capital requirements through the public and private issuances of equity securities and borrowings from government agencies. We will continue to seek additional funds through such channels and from collaborative and other arrangements with corporate partners. However, we may not be able to obtain, from these or other sources, adequate funds when needed or funding that is on terms acceptable to us. If we fail to obtain sufficient funds, we may need to delay, scale back or terminate some or all of our research and development programs, our anticipated expansion and/or curtail our operations, all of which may have an adverse effect on our business. Currently, we have no arrangements with respect to additional financing.

We may be unable to adapt to the rapid technological change that characterizes our industry.

         The technology related to digital switching and networking systems including Internet Protocol (IP) packet-based high-speed broadband systems is changing and evolving at a rapid pace. To maintain our competitiveness in the market, we must ensure that our services remain competitive. Toward that end, we must invest significant time and resources in research, development and testing. If we are unsuccessful, our current services may become obsolete and irrelevant. We also confront the risk that any upgrades to our current services and any new services that we develop may not address the evolving needs of our customers.

         Also, in connection with the services that we currently provide, we have only commercialized CSX and CRX systems for private branch exchange and rural public telephone exchange applications, respectively, to a limited number of users. While we have designed and intend to market CDCO and CTSX systems for metropolitan and urban public telephone exchange applications, and CBIG and CIAN for Internet services, we cannot ensure any commercial success to leverage, market and/or sell our services for such uses. Further, we cannot guarantee any success in our efforts to refine and enhance our systems so that they are attractive to users or that we will be able to satisfy our pricing and performance objectives. Unanticipated or other problems may impede our ability to maintain or enhance the viability of our services, which would materially adversely affect our business.

We cannot guarantee market demand or acceptance.

         Our involvement in the telecommunications and related networking industries is characterized by the continuous evolution of the market for products and services and by the growing number of market entrants who have introduced or are developing an array of new switching and networking products and services. Each of these entrants is seeking to position its products and services as the preferred method for the networking of voice and data communications. We cannot assure that the demand for and acceptance of newly introduced products and services will not surpass the demand for and acceptance of the products and services that we offer.

         The market for IP packet-based high-speed digital broadband communication services is in the early stages of development. Since this market is new and evolving and because our current and future competitors are likely to introduce competing services, we cannot accurately predict the rate at which this new market will grow, if at all, or whether new or increased competition will result in market saturation. Various providers of high-speed digital broadband communication services are testing products from various suppliers for various applications. Although we have resolved certain critical issues concerning commercial use of digital broadband for Internet and local area network access, including security, reliability, ease and cost of access and quality of service, we cannot guarantee market acceptance of our Internet services, which may impact its growth. If the market for our services fails to develop, grows more slowly than anticipated or becomes saturated with competitors, our business could be materially adversely affected.

Our limited marketing activity may materially adversely affect our business.

         We have not begun significant marketing activities and we lack the resources to do so. We have not conducted, and do not intend to conduct, formal market or concept feasibility studies and have not formulated a marketing strategy for our current or proposed products. To achieve awareness and acceptance of our products and services, we will need to expend significant resources. Our failure to expend such resources and to create demand for our products and services will adversely affect our business. We offer no assurances regarding our ability to foster demand and market acceptance for our products and services.

The market in which we operate is intensely competitive, and we may not be able to compete effectively, especially against established industry competitors.

         We compete in an intensely competitive environment in which the drive of our competitors for market share is great. Among our greatest competitors are well established foreign and domestic companies, which include Lucent Technologies, Nortel Networks, Siemans Corp., L.M. Ericsson Corp., Alactel Telecom, Fujitsu Limited and others that have developed products which perform many of the same functions as our systems. In addition, computer networking companies engaged in empowering the Internet include companies such as Cisco Systems Inc., Newbridge Networks, Novell Inc., 3Com, and IBM which dominate the industry. All of these companies have substantially greater financing, marketing, personnel and other resources than we do. In addition, they have well established reputations for success in the development, sale and service of high-speed digital switching and networking and related products and have established significant market penetration for their products. These competitors also have the research and development capabilities and financial and technical resources necessary to enable them to respond to technological advances as well as evolving industry requirements and standards.

We depend on our alliance with AT&T

         In April 1999, we entered into an agreement with AT&T to provide high-speed Internet access and to create Virtual Private Networks (VPN) for businesses using our Internet Protocol (IP) Frame Relay and Private Line based "broadband" technology. As part of our reseller agreement with AT&T, we will bundle our high-speed broadband Internet products and services with AT&T's Managed Internet Service. The bundled services will be marketed to end users within the United States on a co-branded basis using AT&T and Cyber Digital brands, but the relationship between the parties will be that of independent contractors. We rely heavily on this relationship, which can be terminated by either party under certain circumstances. Such termination could adversely effect our business.

We depend on third parties, particularly AT&T, for the marketing and sales of our Internet Services.

         We expect to particularly rely on the sales and marketing aspects of our alliance with AT&T. While our agreement provides for AT&T to furnish us with sales leads under the Alliance Member Program and to provide for certain market development funds for marketing activities such as coop advertising, collateral brochure content creation and end user seminar, we might fail to succeed in these activities, which would have an adverse effect on our business. Our agreement with AT&T is on a non-exclusive basis and we believe that they have offered similar agreements to our competitors who may have greater resources than us. These competitors may substantially reduce our market share in an already intensely competitive market.

         We will also rely significantly on indirect sales channels for the marketing and sales of our Internet services. To gain access to customers, we will seek relationships with numerous service providers, including Internet Service Providers, system integrators and e-commerce resellers. Our current agreements with service providers are non-exclusive, and we anticipate that future agreements will also be non-exclusive, allowing service providers to resell services offered by our competitors. Our agreements are generally short term, and can be cancelled by the service provider without significant financial consequence. We cannot control how these service providers perform and cannot be certain that their performance will be satisfactory to us or our customers.
Also, many of these companies compete with us. If the number of customers we obtain through indirect sales channels is significantly lower than our forecast, our business would be materially adversely affected.

We depend on AT&T for Internet transport facilities.

         We depend on the availability of AT&T's IP Backbone or its Managed Internet Service to connect our IP Frame Relay or Private Line equipment to provide high-speed Internet access and Virtual Private Network services to our customers or end users. This dependence on AT&T includes a number of risks. For instance, we depend on the timeliness of AT&T to process our customer orders. We have experienced provisioning delays in the past, and we may experience delays in the future. Also, AT&T may not be able to bring its IP Backbone or its Managed Internet Service to our customers' premises that do not have designated areas for service availability. Lack of availability of AT&T's IP Backbone or Managed Internet Service would reduce our market share and operating revenues, although we intend to rollout our services where AT&T can provide its IP Backbone service.

We risk infringement on our proprietary technology.

         We rely solely on trade secret, copyright and trademark laws, common law principals and confidentiality letter agreements with our employees to protect our software and hardware technology which we consider proprietary. We do not hold any patents and we have not filed any patent applications that relate to any of our products or software technology. We make no guarantees or assurances that our methods of protecting our core technology will be successful. It is possible that competitors, employees, strategic partners and others may copy one or more of our products or obtain information that we regard as proprietary. Costs related to settling any disputes that may arise from our need to protect our proprietary rights may be significant.

         Additionally, we do not believe that our technology infringes any patents or the proprietary rights of others. However, we may need to expend resources to defend against any infringement claims should such situations arise. Any adverse determination in a judicial or administrative proceeding, or our failure to successfully protect our proprietary technology would substantially hurt our operating results, financial condition and ultimately our business.

The loss of certain key personnel would likely have an adverse effect on our business.

         We are dependent upon J.C. Chatpar, our founder, President and Chief Executive Officer, and our future success will depend largely on our ability to retain his services. Mr. Chatpar is primarily responsible for the development of our proprietary technology, management of our company, business development and marketing. We currently have a three-year employment contract with Mr. Chatpar which includes terms that prevent him from competing with us during his employment. We do not have a "key person" life insurance policies for any of our personnel, including Mr. Chatpar. The loss of Mr. Chatpar's services would materially adversely affect our business..

Our success depends on our ability to hire and retain management personnel.

         Our success is also dependent on our ability to hire and retain skilled operating, marketing, technical, financial and management personnel. In the telecommunications and network servicing business sectors, competition in connection with the hiring and retention of skilled and dependable personnel is intense. We may not offer salaries and/or benefits that are competitive with those offered by our competitors, universities, research entities and other organizations which may have significantly more resources than we have. We offer no assurances that we will be successful in hiring and retaining such personnel and our business may be hurt by our inability to do so.

Our common stock has certain restrictions and is not listed on an exchange or on the NASDAQ System.

         Our Common Stock is neither listed on any exchange nor on the Nasdaq System; it is reported on the OTC Bulletin Board. Because our shares are not listed on Nasdaq, they are subject to the regulations regarding trading in "penny stocks" which are those securities trading for less than $5.00 per share. The following is a list of the restrictions on the sale of penny stocks:

- Before a broker/dealer sells a penny stock to a new purchaser, the broker-dealer must determine whether the purchaser can invest in penny stocks. To decide, a broker-dealer must obtain from a prospective investor information regarding the purchaser's financial condition and investment experience and objectives. The broker-dealer must then give the purchaser a written statement describing the suitability finding.

- A broker-dealer must get from the purchaser a written agreement to purchase the securities. This agreement is needed for every purchase until the purchaser becomes an "established customer."

- Federal law requires that prior to effecting any transaction in any penny stock, a broker-dealer must give the purchaser a "risk disclosure document" that contains, among other things, a description of the penny stock market, how it functions and the risks associated with such investment. These disclosure rules apply to both purchases and sales by investors.

- A dealer that sells penny stock must send to the purchaser, within ten days after the end of each calendar month, a written account statement including prescribed information about the security.

         As a result of our securities not being listed on an exchange or on Nasdaq, and because of the rules regarding penny stock transactions, your ability to convert shares of our Common Stock into cash or to sell to a third party may be very limited. We make no guarantee that our current market-makers will continue to make a market in our securities, or that any market for our securities will continue to exist.

We cannot assure any public market for our Common Stock and we expect volatility of our stock price.

         Historically, there has been a limited trading market for our Common Stock. We offer no assurance that a regular trading market will develop or that, if developed, it will be sustained. The market price for our Common Stock has been subject to volatility and may be highly volatile as has been the case with the securities of other small capitalization companies. In recent years, the securities markets have experienced a high level of price and volume volatility and the market prices of securities for many companies, particularly small capitalization companies, have experienced wide fluctuations which have not necessarily been related to the operating performances or underlying asset values of such companies.

You may incur substantial dilution upon conversion of the Series C and Series D1 Preferred Stock.

         The issuance of Common Stock upon conversion of the Series C and Series D1 Preferred Stock, as well as future sales of such Common Stock by the Company or by its existing stockholders, or the perception that such sales could occur, could adversely affect the market price of our Common Stock. The shares of Common Stock issuable upon conversion of the Series C and Series D1 Preferred Stock are being registered hereunder. Such conversion into shares of Common Stock could adversely affect the market price of the Common Stock. In addition, investors could experience substantial dilution upon conversion of the Series C and Series D1 Preferred Stock into Common Stock as a result of either (i) a decline in the market price of the Company's Common Stock prior to conversion or
(ii) an event triggering antidilution adjustments to the conversion price of the outstanding shares of Series D1 Preferred Stock.

Our management and principal stockholders will be able to exercise significant control over our operations.

         Our current officers, directors and shareholders owning 5% or more of our Common Stock, own beneficially or of record, an aggregate of approximately 41.6% of the issued and outstanding shares of Common Stock, and will own approximately 34.0% after sales made by the Selling Shareholders (assuming the conversion of all shares of the Series C and D1 Preferred on November 15, 1999 at a conversion price of $3.00 and $3.2708 per share, respectively, and the exercise of all warrants). Accordingly, such persons acting together, may be in a position to effectively control the Company, elect all or a majority of the Company's directors, increase authorized capital, merge or sell the assets of the Company and generally direct the affairs of the Company. For a more detailed description of our stock ownership, please see the "Principal Stockholders" section.

We depend on third party suppliers.

         We are dependent on third-party arrangements for the manufacture of all of the component parts incorporated into our systems. We purchase our component parts from numerous third-party manufacturers and believe that numerous alternative sources of supply are readily available for most component parts. We are substantially dependent on the ability of our suppliers, among other things, to satisfy performance and quality specifications and to dedicate sufficient production capacity for components within scheduled delivery times. We offer no assurance that our suppliers will have sufficient production capacity to satisfy our component requirements during any period of sustained demand. We do not maintain contracts with any of our suppliers and purchase our system components pursuant to purchase orders placed from time to time in the ordinary course of business. Failure, delay or increase in prices by our suppliers would adversely affect our ability to obtain and deliver products on a timely and competitive basis.

         We are dependent on single source suppliers for certain semiconductor chips, such as Pentium processors from Intel Corporation, ISDN chips from Motorola, PLDs and FPGAs from Altera, and T1 chips from Rockwell Semiconductors. If such semiconductor components are discontinued by their respective manufacturers, we would have to redesign some of our products by using other vendors components, which will cause delays in product delivery and may harm our business.

If our systems, or those of certain third parties, are not Year 2000 (Y2K) compliant, our business could be seriously disrupted.

         We have conducted a review of our operating and computer systems to identify the areas which could be affected by the Y2K issue. We believe that the Y2K problem will not pose significant operational problems for us and our estimated cost of achieving compliance is minimal and is not expected to adversely affect our business.

         As part of our assessment of the Y2K issue, we have considered the possible impact that our use of purchased software, suppliers and outside service providers may have. Our efforts in this regard are dependent in part on information that we receive from such suppliers and vendors upon which we rely. Although we have received assurances from some of our suppliers and vendors that they are Y2K compliant, we do not independently verify or make assurances as to their Y2K compliance.

We expect to have limited foreign sales.

         A limited portion of our revenues will be derived from sales of our products in foreign markets. Accordingly, we are and will continue to be subject to all of the risks associated with foreign trade, which could have a material adverse effect on our operating margins and results of operations could and increase the risks inherent in our business. These risks include:

-        shipping delays

-        increased credit risks, trade  restrictions

-        export duties and tariffs

-        fluctuations in foreign currency

-        exchange rates

-        international,  political,  regulatory and economic  developments

         We may expand our sales and marketing activities in foreign markets, by, among other ways, seeking to establish relationships with foreign governmental agencies which typically operate telecommunications networks. Our prospects will be dependent on our ability to establish satisfactory relationships with foreign governmental agencies and on the efforts of such agencies in connection with commercialization of our products. To the extent that we are able to successfully expand sales of our products in foreign markets, we will become increasingly subject to foreign political and economic factors beyond our control, including governmentally imposed moratoriums on new network development and construction as a result of budgetary constraints or otherwise, which could have a material adverse effect on our business.

         We anticipate that foreign operations will require us to devote significant resources to system installation, training and service. We have limited experience in training and service, system installation and conducting foreign operations.

Failure to maintain certification for government contracts could have a negative effect on our business.

         For fiscal 1997, fiscal 1998 and fiscal 1999, approximately 100%, 9% and 0%, respectively, of our revenues were derived from contracts with Federal and local government agencies and we anticipate that an insignificant portion of our future revenues will be derived from governmental customers. In the event that any of our revenues are derived from government contracts, we will be subject to the special risks involved in such contracts, including:

-        delays in funding

-        lengthy review processes for awarding contracts

-        non-renewal

-        delay

-        termination

- reduction or modification of contracts in the event of changes in the government's policies or as a result of budgeting constraints and increased or unexpected costs resulting in losses

          Any or all of these risks could have a negative effect on our business. We believe that we are among a limited number of companies to have received General Services Administration ("GSA") certification to sell digital switching equipment to Federal government agencies. If we fail to maintain GSA certification for our products or GSA certification is granted to additional competitors, it could have a negative effect on our business.

We have suffered cutbacks of digital voice switches sales to our customers.

         We have sold our Cyber Switch Exchange Switches ("CSX") to defense agencies of the United States and to the Tianchi Telecommunications Company ("TTC") in China. Due to cutbacks in domestic defense spending and constrained financial resources of the TTC, we do not anticipate future sales of the CSX product to these customers. If we are unable to replace these customers with new ones, our digital voice switching line of business may be adversely affected.

We are subject to various governmental regulations.

         The telecommunications and related networking industries in which we compete are highly regulated in both the United States and internationally. Imposition of public carrier tariffs and taxation of telecommunications services could materially adversely affect demand for our products. Furthermore, regulation or deregulation of public carrier services by the United States and other governments, including recent proposals to permit local carriers to manufacture switching equipment, may determine the extent to which we will be able to enter and penetrate markets in the United States and internationally and may result in significantly increased competition, which would significantly impact our future operating results.

         Furthermore, our products must comply with equipment, interface and installation standards promulgated by communications regulatory authorities and industry standards imposed by domestic and foreign carriers. Changes in government policies, regulations and interface and installation standards or industry standards imposed by domestic and foreign carriers in the future could require us to alter methods of operation, resulting in additional costs which could have a material adverse effect on our business.

                                 USE OF PROCEEDS

         The  Company   will  not  receive   any   proceeds   from  the  Selling
Shareholders' sales of their Common Stock.

                           PRICE RANGE OF COMMON STOCK


         Our Common Stock trades on the OTC Bulletin Board under the symbol "CYBD." The following table presents quarterly information on the high and low bid prices on the OTC Bulletin Board, which reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

FISCAL YEAR ENDED MARCH 31, 1999                             Low           High
                                                             ---           ----

         First Quarter.....................................  $1.81        $1.19
         Second Quarter....................................   1.56         0.50
         Third Quarter.....................................   0.87         0.22
         Fourth Quarter....................................   3.12         0.65

FISCAL YEAR ENDED MARCH 31, 1998

         First Quarter.....................................  $3.56        $1.69
         Second Quarter....................................   2.87         2.03
         Third Quarter.....................................   2.87         1.38
         Fourth Quarter....................................   2.50         1.25
FISCAL YEAR ENDED MARCH 31, 1997

         First Quarter.....................................  $6.93        $2.43
         Second Quarter....................................  $7.50        $3.62
         Third Quarter.....................................  $4.18        $1.93
         Fourth Quarter....................................  $3.06        $1.75

         On November 15, 1999 the last reported sale price of the Common Stock as reported by the OTC Bulletin Board was $3.31 per share. As of such date, there were 18,467,283 shares of Common Stock outstanding, held of record by 454 holders. We believe that as of November 8, 1999 there were more than 2,475 beneficial holders of our Common Stock.

                                 CAPITALIZATION


         The following table sets forth our capitalization as of September 30, 1999.


                                                          September 30, 1999
                                                    ----------------------------

Short-term debt ......................................           $166,585
Shareholders' equity:

  Preferred Stock, par value $.05 per share:
          10,000,000  shares authorized, 310 shares of
            Series C issued and outstanding and 3,000                  16
            shares of Series D1                                       150
          issued and outstanding......................
  Common Stock, par value $.01 per share:
          30,000,000 shares authorized, 18,467,283
          shares issued and outstanding...............            184,673

  Additional paid-in capital..........................         17,418,507
  Accumulated deficit.................................       (14,226,109)
                                                             ------------
          Total shareholders' equity..................          3,377,237
                                                             ------------
Total capitalization (including short-term debt)......         $3.543.822
                                                             ============

                                 DIVIDEND POLICY

         We have not paid cash dividends in the past and do not intend to pay cash dividends in the foreseeable future.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         You should read the following selected financial and operating data in conjunction with the accompanying financial statements and related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data set forth below as of and for the years ended March 31, 1997, 1998 and 1999 have been derived from our audited financial statements. The selected data for the six months ended September 30, 1998 and 1999 are derived from unaudited financial statements and include all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial position and operating results for these periods.


                                                       Years Ended                        Six Months Ended
                                                         March 31                           September 30
                                                 ------------------------------------------------------------
                                                 1997          1998         1999          1998          1999
                                                 ----          ----         ----          ----          ----
                                                        (in thousands, except per share amounts)
Statement of Operations Data:
Revenues....................................        $45         $66         $280          $264             $
Cost of revenues............................         26          45          135           275             0
Gross profit................................         19          21          145          (11)             0
Operating expenses
    Research and development................        109         389          650           371           217
    Selling, general and administrative.....        850       1,675        1,682           872           575
Operating income (loss).....................       (940)     (2,043)      (2,187)       (1,254)         (792)
Net income (loss)...........................      $(414)    $(2,097)     $(2,762)      $(1,210)        $(790)
Primary net income (loss) per common
  share ....................................      $(.02)      $(.12)       $(.16)        $(.07)        $(.04)
Weighted average number of
  shares outstanding........................  16,959,095 17,312,550   17,386,053    17,386,053    18,016,873


                                                      Years Ended                      Six Months Ended
                                                        March 31                         September 30
                                              ---------------------------------------------------------------
                                                  1997          1998         1999         1998        1999
                                                  ----          ----         ----         ----        ----
Balance Sheet Data:                                                            (in thousands)
Cash and cash equivalents................        $5,003        $2,436         $247       $1,051       $2,789
Working capital .........................         5,733         3,150          635        1,888        3,142
Total current assets.....................         5,775         3,291          759        1,998        3,309
Goodwill.................................             0             0            0            0            0
Total assets.............................         5,829         3,534        1,024        2,292        3,544
Current liabilities......................            42           141          124          110          167
Total liabilities........................            42           141          124          110          167
Shareholders' equity.....................        $5,787        $3.393         $900       $2,182       $3,377

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The discussion and analysis below should be read in conjunction with the Consolidated Financial Statements of the Company, including the Notes thereto, included elsewhere in this Prospectus.

         This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in the forward-looking statement as a result of certain factors, including, but not limited to, those set forth in "Risk Factors" and elsewhere in this Prospectus.

         During the year ended March 31, 1999 ("Fiscal 1999"), we made a strategic shift to enter the fast growing, lucrative high-speed internet access market. We rapidly developed our Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network (CIAN) switch. We forged an alliance with AT&T Corporation to become a provider of high-speed internet access and to create Virtual Private Networks (VPN) for businesses using our Internet Protocol (IP) Frame Relay based "broadband" technology. We have recently developed our Internet Protocol (IP) Frame Relay infrastructure equipment to piggyback on AT&T's rapid deployment of Internet Protocol (IP) Frame Relay based "broadband" internet backbone.

         We made a strategic shift to the high speed internet access and Virtual Private Network (VPN) service provision business in November 1998. In April 1999, we proceeded with this shift in business by forging an alliance with AT&T. In conjunction with AT&T, we will begin marketing our high speed broadband internet service for businesses as part of a package of services that includes AT&T's internet backbone, which is provided through AT&T's Managed Internet Service. Under the terms of our agreement with AT&T, we will resell AT&T's Managed Internet Service bundled with our own 1.5 Mbps Internet Protocol (IP) Frame Relay based internet gateway i.e. Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network (CIAN). According to our agreement, AT&T will bring the internet backbone to commercial buildings that we mutually serve.

         We will build, operate and own the internet facilities in such buildings using its proprietary Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network (CIAN). We believe that we are the first company to have signed such an agreement with AT&T. We intend to implement a scalable nationwide network. We expect to begin offering commercial services in New York and Boston in the fall of 1999, and subsequently to begin service in six additional markets: Washington DC, Atlanta, Chicago, Philadelphia, Miami and Dallas. We intend to continue our network rollout into 31 additional markets in the year 2000. Upon completion of this network expansion, we anticipate providing services in 39 of the nation's largest metropolitan areas, which we believe, contain 60% of the nation's local area networks. Our agreement with AT&T provides that AT&T will make its internet backbone available to us anywhere in the United States including the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

RESULTS OF OPERATIONS

Six Months Ended September 30, 1998 and 1999

For Six Months Ended September 30, 1999


Net sales for the six month period ended September 30, 1999 were zero as compared with $264,060 for the period ended September 30, 1998. The Company discontinued direct sales in connection with its strategic shift to the high speed internet access and Virtual Private Network (VPN) service provision business. The Company's shift in business focus continued through the quarter ended September 30, 1999 and produced no sales. Gross profit (loss) for the period ended September 30, 1999 was zero of net sales as compared to $(10,949) or (4%) of net sales for the period ended September 30, 1998. Selling, general and administrative expenses decreased $296,517 or 34% to $575,488 for the period ended September 30, 1999 as compared to $872,005 the period ended September 30, 1998. Research and development expenses for the period ended September 30, 1999 were $217,149 as compared to $370,979 for the period ended September 30, 1998. Net loss for the period ended September 30, 1999 was

$(790,196) or $(0.04) per share as compared to $(1,210,150) or ($0.07) per share for the period ended September 30, 1999.


For Six Months Ended September 30, 1998


Net sales for the six month period ended September 30, 1998 were $264,060 as compared with $28,410 for the period ended September 30, 1997. Gross profit
(loss) for the period ended September 30, 1998 was (4)% of net sales as compared to (56)% for the period ended September 30, 1997. Selling, general and administrative expenses for the period ended September 30, 1998 were $872,005 as compared to $641,535 for the period ended September 30, 1997. Loss from operations for the period ended September 30, 1998 was $(1,253,933) as compared with $(749,015) for the period ended September 30, 1997. Net loss for the period ended September 30, 1998 was $(1,210,150) or $(.07) per share as compared with $(641,520) or $(.02) per share for the period ended September 30, 1997.


Year Ended March 31, 1999, Compared to Year Ended March 31, 1998

Net sales

         Our net sales for the year ended March 31, 1999 ("Fiscal 1999"), were $279,926 representing an increase of $213,816 or approximately 323% from $66,110 for the year ended March 31, 1998 ("Fiscal 1998"). Increases in sales were due to volume increases in services. Net sales for Fiscal 1999 and Fiscal 1988 were insignificant, primarily attributable to lack of digital voice switch sales to CLECs. During Fiscal 1999, management focused on strategic shift towards high-speed internet access business and completing the development of Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network (CIAN) products.

         We include in our cost of goods sold the materials and labor used, subcontractor costs and overhead incurred in the manufacture of its systems. Our average gross margins increased from approximately 32% to approximately 52% of net sales from Fiscal 1998 to Fiscal 1999. Increase in gross margins was primarily attributable to increase in volume of services.

Selling, general and administrative

         Selling, general and administrative expenses marginally increased from $1,674,977 in Fiscal 1998 to $1,682,368 in Fiscal 1999, representing an increase of $7,391. The absolute dollar selling, general and administrative expenses in Fiscal 1998 and Fiscal 1999 were principally the result of increased selling expenses incurred with respect to introductory and exploratory marketing efforts in the U.S. Such efforts have not resulted in any sales to date.

Research and development

         Research and development expenses increased from $388,854 in Fiscal 1998 to $650,072 in Fiscal 1999, representing an increase of $261,218 or approximately 67%. This increase in research and development expenses was primarily due to the development of Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network (CIAN) for the high speed internet access business. All development costs are expensed in the period incurred.

Income (loss) from operations

         Loss from operations in Fiscal 1999 was $(2,187,413) or $(.13) per share as compared with $(2,042,667) or $(.12) per share in Fiscal 1998. We incurred these losses in Fiscal 1999 and Fiscal 1998 primarily due to lack of sales and sustained selling, general and administrative expenses as well as increases in research and development expenses.

Provision for bad debt

      Bad debt expense amounted to $355,012 in Fiscal 1999 versus $0 in Fiscal 1998. Accounts receivable are presented net of a zero allowance for doubtful accounts in Fiscal 1999 and Fiscal 1998.

Net income (loss) available to Common Stockholder

         As a result of the foregoing, the net loss in Fiscal 1999 was $(2,761,812) or $(.16) per share as compared to a net loss of $(2,097,486) or $(.12) per share in Fiscal 1998.

Year Ended March 31, 1997, Compared to Year Ended March 31, 1998

Net sales

         Our net sales for the year ended March 31, 1998, were $66,110 representing an increase of $20,725 or approximately 45% from $45,385 for the year ended March 31, 1997 primarily due to volume increases. Net sales were insignificant, primarily attributable to management's focus on completing the development of new products and introduction of these products to the domestic and international market.

Gross margin

         We include in our cost of sales the materials and labor used, subcontractor costs and overhead incurred in the manufacture of its systems. Our gross margin decreased from 42% to 32% of net sales from fiscal 1997 to 1998. Fluctuations in gross margins are primarily attributable to inventory changes, material price changes and changes in sales mix by system.

Selling, general and administrative

         Selling, general and administrative expenses increased from $849,491 in fiscal 1997 to $1,674,977 in fiscal 1998, representing an increase of $825,486 or approximately 97%. The absolute dollar increases in selling, general and administrative expenses from fiscal 1997 to fiscal 1998 were principally the result of increased selling expenses incurred with respect to introductory and exploratory marketing efforts in the U.S. Such efforts have not resulted in any sales to date.

Provision for bad debt

         Bad debt  expense  amounted  to zero in  fiscal  1998 as well as fiscal
1997.

Research and development

         Research and development expenses increased from $109,322 in fiscal 1997 to $388,854 in fiscal 1998, representing an increase of $279,532 or approximately 255%. These dollar increases in research and development expenses were primarily due to development of CDCO for the U.S. market. All development costs are expensed in the period incurred. We expect to continue to commit reasonable resources to research and development in the future, as commercialization of ISDN applications for CDCO and CSX continue to be developed in the U.S. and digital voice applications in the developing countries.

Income (loss) from operations or income (loss) before extraordinary item

         Loss from operations in fiscal 1998 was $(1,864,876) or $(.10) per share as compared with $(706,102) or $(.04) per share in fiscal 1997.

Extraordinary item

         Extraordinary gain on debt restructure in fiscal 1998 was $0 or $.00 per share as compared to $291,756 or $.02 per share in fiscal 1997.

Net  income (loss)

         As a result of the foregoing, the net loss in fiscal 1998 was $(1,864,876) or $(.10) per share as compared to a net loss of $(414,346) or $.02 per share in fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

         Our ability to generate cash adequate to meet our needs results primarily from sale of preferred and common stock and cash flow from operations. Total working capital decreased by $2,515,748 to $634,674 at March 31, 1999 from $3,150,422 at March 31, 1998, primarily due to sustained selling, general and administrative expenses as well as increases in research and development expenses. The current ratio of current assets to current liabilities decreased to 6.1 to 1 as at March 31, 1999 from 23.3 to 1 as at March 31, 1998. Current levels of inventory are adequate to meet sales for the next 6 months. We believe that our current sources of liquidity will be sufficient to meet our needs for the next 12 months. We believe that, if needed, we will be able to obtain additional funds required for future needs.

         We used $92,442 and $219,625 during Fiscal 1999 and Fiscal 1998 respectively, for investing activities. The cash used for investing activities relates primarily to purchases of equipment in Fiscal 1999 and Fiscal 1998. During Fiscal 1998 we expanded our production equipment capacity in anticipation of greater product sales.

         Net cash used by financing activities was $0 and $529,470 for Fiscal 1999 and Fiscal 1998, respectively. On July 11, 1996, the Company concluded a private placement of its Series A Preferred Stock and accompanying warrants to accredited institutional investors and received net proceeds of approximately $7.1 million. The Series A Preferred Stock was issued without registration in reliance on Regulation S promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended. On December 30, 1996, the Company concluded a private placement of 2,000 shares of its Series B-1 Preferred Stock to Syndicated Communications Venture Partners III, L.P. and received net proceeds of $1.7 million. The Series B-1 Preferred Stock was issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended. Some of the proceeds from these offerings have been used to retire long-term debt, redeem Series A Preferred Shares prior to conversion and to fund research and development, marketing and production expenses. All of the Series A Preferred Stock has been converted or redeemed and there are no such shares outstanding.

         However, there are 824,013 warrants outstanding in connection with the offering of Series A preferred stock at an exercise price of $6.35 per share for an aggregate amount of $5,232,482. On each of December 30, 1997 and December 30, 1998, the Series B-1 preferred Stockholder received a 10% stock dividend of 200 and 220 shares, respectively, of Series B-1 Preferred Stock in accordance with the terms of the private placement. On April 14, 1999, all of the Company's outstanding Series B-1 Preferred Stock was converted into 861,230 shares of the Company's Common Stock at a conversion price of $2.89 per share.

         On July 12, 1999, the Company concluded a private placement of its Series C Preferred Stock and accompanying warrants to accredited investors and received net proceeds of approximately $310,000. The Series C Preferred Stock was issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended.

         Due to the completion of the Series A, Series B and Series C Preferred Stock transactions, expected exercise of options and warrants and together with expected cash flow from operations, the Company believes its liquidity will be sufficient to meets its needs for the next 12 months. Impact of Inflation

         Inflation has historically not had a material effect on our operations.

Impact of the Year 2000 ("Y2K") Issue

         We have conducted a review of our operating and computer systems to identify the areas, which could be affected by the Y2K issue. We presently believe the Year 2000 problem will not pose significant operational problems for our business and the estimated cost of achieving compliance is minimal and is not expected to have a material adverse effect on the financial condition, liquidity or results of operations of our business.

         Our internet gateway, digital voice switching and networking systems which we design, develop, manufacture, market and service have been designed to be Y2K compliant and the Y2K issue is not expected to have a material effect on our ability to serve our customers.

         As part of our assessment of the Y2K issue, consideration was given to the possible impact upon our business from using purchased software, suppliers and outside service providers. Our efforts with regard to Y2K issues are dependent in part on information received from such suppliers and vendors upon which we have relied. While it is not possible for us to predict all future outcomes and events, we are not aware, at this time, of any Y2K non-compliant situations with regard to any of our purchased software or our use of suppliers and outside service providers.

                                    BUSINESS

CYBER DIGITAL

         We were incorporated under the laws of the State of New York in 1983. We enable network operators to provide cost effective internet access, data and voice communication services with minimal or no infrastructure cabling through our "broadband" Cyber Business Internet Gateway (CBIG). We design, develop, manufacture, market and service an Internet Protocol (IP) infrastructure equipment for the high speed internet applications. We offer two types of Internet platforms: (i) Frame relay and (ii) Private Line. We also design, develop, manufacture, market and service our high performance distributed, integrated packet and circuit digital switching systems, employing SS7 or C7 signaling, for both private and public switch data and voice network operators worldwide. Our systems are based on our proprietary software technology.

         We have an alliance with AT&T Corporation ("AT&T") to provide high-speed internet access and to create Virtual Private Networks (VPN) for businesses using our Internet Protocol (IP) based "broadband" technology. We have recently developed our Internet Protocol (IP) Frame Relay or Private Line infrastructure equipment to piggyback on AT&T's rapid deployment of Internet Protocol (IP) based "broadband" internet backbone using either Frame Relay or Private Line platforms. We offer "modem-less" end-to-end Internet Protocol (IP) connectivity and data integrity using our proprietary Cyber Business Internet Gateway (CBIG) which is typically located on the customer's premises.

         We believe our network solutions permit users to distribute and receive enterprise-wide, inter-networked communications and corporate materials, conduct electronic transactions and access information resources all from the convenience of their desktop computer. We also believe our network solutions can be used to increase remote office and worker productivity and to reduce the complexity of communications for businesses.

         Our Cyber Business  Internet Gateway (CBIG) delivers  Internet Protocol
(IP) Frame Relay/Private Line based high-speed symmetrical data transfer rates ranging from 64 Kbps to 1.5 Mbps compatible with AT&T's Internet Protocol (IP) backbone. Since Internet Protocol (IP) Frame Relay or Private Line packet switched technology is at least ten times more efficient and many million times more reliable than modem based technologies, a 64 Kbps Internet Protocol (IP) Frame Relay can out perform any digital subscriber lines (DSL) modem intended to operate at 640 Kbps and is ten times faster than any 56Kbps dial-up modem. For customers that subscribe at the 1.5 Mbps rate, our network provides symmetrical "true" transfer speeds at approximately 250 times the speed of the fastest dial-up modem and over 30 times the speed of integrated services digital network
(ISDN) lines. Through our packet-based network and Cyber Internet Access Network
(CIAN) switch, multiple business users can simultaneously access the internet at a fixed committed bandwidth rate (CBR) and an "always on" basis. Beyond "true" high-speed access, our Internet Protocol (IP) Frame Relay based gateway, Cyber Business Internet Gateway (CBIG), offers an ideal solution for virtual private networks (VPN) applications that require "firewall" capability. Cyber Business Internet Gateway's (CBIG) firewalls are created by use of Internet Protocol (IP) packet filtering, Internet Protocol (IP) masquerading, Internet Protocol (IP) tunneling and Internet Protocol encryption security (IPSec). Such firewall capabilities cannot be offered by "modem" based technologies.

         We made a strategic shift to the high speed internet access and Virtual Private Network (VPN) service provision business in November 1998. In April 1999, we proceeded with this shift in business with our alliance with AT&T. In conjunction with AT&T, we will begin marketing our high speed broadband Internet service for businesses as part of a package of services that includes AT&T's Internet backbone, which is provided through AT&T's Managed Internet Service. Under the terms of our agreement with AT&T, we will resell AT&T's Managed Internet Service bundled with our own 1.5 Mbps Internet Protocol (IP) Frame Relay or Private Line based internet gateway (i.e. Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network (CIAN)). According to our agreement, AT&T will bring the Internet backbone to commercial buildings that we mutually serve. Cyber Digital will build, operate and own the Internet facilities in buildings using its proprietary Cyber Business Internet Gateway
(CBIG) and Cyber Internet Access Network (CIAN). Our agreement with AT&T provides that AT&T will make its Internet backbone available to us anywhere in the United States including the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

          We intend to implement a scalable nationwide network. We began offering commercial services in New York and Boston in the fall of 1999, and subsequently we expect to begin service in six additional markets:

Washington DC, Atlanta, Chicago, Philadelphia, Miami and Dallas. We intend to continue our network rollout into 31 additional markets in the year 2000. Upon completion of this network expansion, we anticipate providing services in 39 of the nation's largest metropolitan areas, which we believe, contain 60% of the nation's local area networks.

         Unlike digital subscriber line (DSL) modem technology, our services do not use Incumbent Local Exchange Carriers (ILEC). We expect the customer to deal only with us and AT&T. We expect AT&T to handle all regulatory compliance issues. Our Cyber Business Internet Gateway (CBIG) and Cyber Internet Access
Network (CIAN) combination gives us the freedom to deploy Internet access rapidly in alliance with AT&T. We believe that we will recognize significant savings from our bypass of the Incumbent Local Exchange Carrier's (ILEC) "narrowband" local loop.

         In addition, we have designed and developed a family of digital voice switches which we believe, by interfacing with appropriate methods of wireless transmission, can easily and rapidly provide telecommunications services to consumers who are under-served or have no service at all, as in the case of many developing countries. The Company's products are suitable for both densely-packed urban areas as well as sparsely populated rural areas. In the
United States, we believe that the enactment of the Telecommunications Act of 1996 (the "Telecommunications Act") has resulted in the creation of a large market for our voice products since such products are capable of meeting the requirements of Competitive Local Exchange Carriers (CLEC) who are now attempting to bypass the ILECs.

INDUSTRY BACKGROUND

         In technologically advanced countries such as the United States, extensive public voice telephone networks are already in place. Therefore, innovation and change in Internet access and data communications are now taking place in the domain serviced by private network operators. Private networks providing new types of Internet and data services are, therefore, growing at a much faster rate than public voice networks. On the other hand, in the developing world (Eastern Europe, China, India, Latin America and Africa), there is demand for voice-only public networks to serve individual and business subscribers in cities, towns and villages. We have designed our systems to meet the sophisticated high speed internet and data needs of private networks in the United States and the basic voice-only needs of public networks in developing countries.

         We believe that a substantial market opportunity exists as a result of the convergence of seven factors in the United States:

      o The growing demand for high-speed access to the Internet and Virtual Private Networks;

      o The inherent limitations of modems as a connection to data networks;

      o The need for large companies to create enterprise-wide networks to improve the productivity of their branch office workers;

      o The need for small and medium sized businesses to have an integrated gateway solution for their networking requirements;

      o Emergence of Internet Protocol (IP) Frame Relay and Private Line packet switched "broadband" technology;

      o       The need for "firewall" or data security by businesses;  and

      o       The 1996 Telecommunications Act, as amended.

Growing  Demand  for  High-Speed  Access to the  Internet  and  Virtual  Private
Networks

         The value of goods and services sold through the Internet will grow from $2.6 billion in 1996 to $400 billion in 2002, according to analysts' projections. Currently, business spending for connecting remote workers, branch offices and corporate headquarters to each other and to customers, suppliers and partners - either through the Internet or VPN - is large and growing. Industry analysts estimate that the U.S. market for remote Internet and local area network access will grow from $5.9 billion in 1997 to $11.7 billion by 2002. Industry sources estimate that spending in the United States on distributed networking and network services and applications will grow from $54.2 billion in 1998 to $173 billion in 2002. Much of that growth is expected to result from increased demand for e-mail,

Web hosting services, e-commerce, collaboration and real-time video services and applications. Industry sources expect spending on distributed networking and network services and applications to encompass 57% of a company's total annual information technology spending by 2002.

Limitations of Dial-up and DSL Modems and Integrated  Services  Digital Networks
(ISDN)

         Only five percent of buildings in the United States are currently connected to high-speed fiber rings, typically large buildings in metropolitan areas or clusters of buildings in regional campus parks. The vast majority of Internet users access data networks through slow dial-up modems connected to the traditional circuit-switched public telephone network. These traditional dial-up modems create a bottleneck in data communications because the data-carrying capacity of the fastest commercially available dial-up modem is only 56 Kbps (and operates on the average at only 6.4 Kbps). The capacity of another alternative, an integrated services digital network (ISDN) line, is only 128 Kbps (and operates on the average at only 51.2 Kbps). While integrated services digital network (ISDN) technology provides improved capacity relative to dial-up modems, the cost of an ISDN solution is often prohibitive. The experimental capacity of another alternative, a digital subscriber line (DSL) modem-based technology, ranges from 128 Kbps to 7.1 Mbps downstream and 64 Kbps upstream, in a laboratory environment. When implemented in the field, however, the fastest DSL modem offers bandwidth as low as 16 Kbps downstream. DSL technology is unproven and is very sensitive to the quality of the voice grade existing lines. DSL is based on analog voice modem technology and is therefore severely limited by the length of wire from an Incumbent Local Exchange Carrier's (ILEC) central office to a subscriber location; generally less than a few thousand feet. DSL lines require precision fine tuning of the voice grade lines. Since both dial-up and DSL modem technologies are inherently analog based transmission technologies, they cannot support packet switched data nor can they provide the mandatory "firewalls" for virtual private network (VPN) applications. These impairments are created by the Incumbent Local Exchange Carrier's (ILEC) existing voice grade lines and are incurable.

Need for Large Businesses to Create Enterprise-wide Network to Improve Branch Office Worker Productivity

         Many large companies are currently interconnecting increasing numbers of branch and remote offices by point-to-point high-speed T1 carrier grade lines to their local area networks. This approach is cost prohibitive for many companies. At present, some other large businesses are incurring significant capital expenditures to purchase equipment to support integrated services digital network (ISDN) connections and experimenting with digital subscriber line (DSL) modems, and paying for expensive technical support personnel only to implement networking solutions that may fail to optimize their worker productivity. These companies face the challenge of finding a cost effective way to make their branch and remote office workers as productive as those who have access to all of the high performance communications and networking resources available to workers located at corporate headquarters. A high-speed VPN solution, such as Cyber Virtual Private Network (CVPN) that encompasses access to the corporate local area network, the internet, the corporate video conferencing system, customers, suppliers and partners could substantially increase branch office worker productivity.

Need for Small and Medium Businesses to have an Integrated Gateway Solution

         A significant number of small and medium sized businesses have no practical alternative to dial-up modems or ISDN or experimental DSL modems for their workers to access the internet. As a result, these businesses suffer productivity limitations associated with slow transmission speeds. In addition, these companies have to pay heavy monthly subscription rates for each e-mail address that is maintained by an Internet Service Provider (ISP) on its e-mail servers. These businesses must contend with the cost and complexity of retaining multiple vendors for their internet needs, such as an Incumbent Local Exchange Carrier (ILEC) for dial-up modem or DSL modem or ISDN connection, Internet Service Providers for internet access, and equipment integrators for on-premises systems. We believe that these businesses can benefit from working with a single service provider that offers an on-premise integrated gateway solution with high-speed internet access and built-in e-mail server with automatic messaging flags, such as CBIG.

Emergence of Internet Protocol (IP) Frame Relay and Private Line Packet Switched "broadband" Technology

         Internet Protocol (IP) Frame Relay and Private Line is a packet switching based "broadband" technology that dramatically increases the data-carrying capacity over standard T1 carrier grade copper lines. It also dramatically increases the reliability of packet data transmission because of end-to-end Internet Protocol (IP) data integrity and connectivity. AT&T's massive long distance network is a digital "broadband" network. AT&T has decided to deploy Internet Protocol (IP) Frame Relay and Private Line over carrier grade T1 lines as the only solution for businesses desiring to have high-speed internet access and to create enterprise-wide VPN. Since AT&T has already massively deployed T1 carrier grade network in all major cities nationwide, a broad network deployment can be implemented rapidly based on Internet Protocol
(IP) Frame Relay and Private Line Internet gateways, such as Cyber Business Internet Gateway (CBIG). This requires a lower fixed investment than some existing alternative technologies, such as fiber, cable modems and satellite communications systems. We believe Internet Protocol (IP) Frame Relay and Private Line packet-based networks are significantly more efficient than traditional point-to-point networks, and allow end users to connect to any location that can be assigned an Internet Protocol address. Traditional point-to-point networks, including the traditional telephone network and private line networks, are less efficient because they require a dedicated connection between two locations. IP Frame Relay and Private Line packet-based networks allow multiple users to share connections between locations.

Need for "Firewall" or Data Security for Businesses

         Security of data transmission over the public Internet is of paramount importance to businesses and is referred to in the industry as "Firewall." This Firewall must exist at the customer's premises. It can only be supported by packet switching technology and not by dial-up modems, DSL modems or ISDN technologies. Among the packet switching technologies such as X.25, Frame Relay, Private Line and Asynchronous Transmission Mode (ATM), Internet Protocol (IP) Frame Relay and Private Line has been selected by AT&T as the most cost effective choice for customer end equipment interface to AT&T's Internet backbone network. CBIG provides the "Ultimate Firewall" by Internet Protocol
(IP) Packet Filtering,  Internet Protocol (IP)  Masquerading,  Internet Protocol
(IP) Tunneling and Internet Protocol encryption security (IPSec). This Firewall capability makes an enterprise-wide VPN a reality .

1996 Telecommunications Act

         The 1996 Telecommunications Act, as amended, allows competitive carriers to leverage the existing Incumbent Local Exchange Carrier (ILEC) infrastructure, as opposed to building a competing infrastructure at significant cost. The 1996 Telecommunications Act requires all ILECs to allow competitive carriers to co-locate their equipment along with ILEC's equipment in ILEC's central offices, which enables competitive carriers to access end users through existing telephone line connections. ILEC's existing telephone line infrastructure is a "narrowband" network, however, and suitable for analog voice transmission only. The infrastructure limitation of (a) low bandwidth and (b) lack of integrated packet switching imposed by the current ILEC's network does not make economic or technical sense for long distance carriers (LDC), such as AT&T to enter the internet market using ILEC's network. AT&T has announced that it will enter the lucrative internet market by building its own digital "broadband" network based on Internet Protocol (IP) Frame Relay and Private Line technology. As AT&T rolls out this Internet backbone service nationwide, the end customers need a suitable Internet gateway with Firewall and e-mail server capabilities, such as Cyber Business Internet Gateway (CBIG), to connect to AT&T's Internet backbone.

         Unlike technologically advanced countries, where the existing public voice telephone network consists of monolithic centralized digital switches, developing countries are seeking an alternative cost-effective approach, such as our distributed digital switching systems. We believe that the trend in the telecommunications industry towards distributed switching from monolithic centralized switching is similar to the trend in the computer industry towards distributed networking personal computers from monolithic centralized mainframe computers. Similar to the computer industry where personal computing has been brought closer to the users, our distributed switching systems are also being installed closer to groups of subscribers, thereby dramatically reducing the cost of cabling. We believe that with our distributed switching system the public telephone operating companies in developing countries can rapidly provide telephone services to their customers. It is substantially easier to install small, distributed

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switches than large  monolithic  centralized  switches with their  corresponding long cabling infrastructure. We believe that our digital voice switches are well suited for developing countries.


THE CYBER DIGITAL SOLUTIONS FOR INTERNET SERVICES

         We believe our network solutions effectively address many of the unmet enterprise-wide inter-networked communications needs of today's businesses by offering an appealing combination of quality, performance, price and service.

         Our network consists of:

o High-Speed, "Always On" End-to-End IP Connectivity to AT&T Internet Backbone. Our network delivers high-speed, "always on" connectivity to AT&T internet backbone. Using our Cyber Business Internet Gateway's
         (CBIG) Internet Protocol (IP) Frame Relay and Private Line based "broadband" technology over standard copper telephone lines, our network is capable of delivering "true" data transfer rates at speeds ranging from 64 Kbps to 1.5 Mbps. For customers that subscribe at the
         1.5 Mbps rate, our network provides symmetrical data transfer speeds of approximately 250 times the speed of the fastest dial-up modem and over 30 times the speed of ISDN lines. Moreover, unlike dial-up modems and integrated services digital network (ISDN) lines, our CBIG's IP Frame Relay and Private Line packet switched based solution is "always- on" - it does not require users to dial-up to connect to the Internet or their local area network for each use.

o Simple Network. We have designed our network elements, Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network (CIAN), to provide "direct" IP Frame Relay and Private Line based "broadband" connectivity to AT&T Internet backbone. There are no intermediate Incumbent Local Exchange Carriers (ILEC), Internet Service Providers
         (ISP) or Long Distance Carriers (LDC) networks to create traffic bottle- necks. Our customer premises equipment, Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network (CIAN), can be remotely maintained over the Internet as well as ordinary telephone lines. We manage our network and monitor service levels on a nationwide basis from our Network Operations Center in Hauppauge, NY.

o Virtual Private Network Applications. Our Cyber Business Internet Gateway (CBIG) offers built-in standard security features and enhanced security options, making it what we believe to be an ideal enterprise-wide VPN. The Firewalls are provided by Internet Protocol
         (IP) filtering, Internet Protocol (IP) masquerading and Internet Protocol (IP) tunneling and Internet Protocol encryption security (IPSec). We believe that our VPN offering is the most advanced in the industry.

o Productivity Enhancing Features. We offer a personal e-mail service, that is custom e-mail delivery with automatic message-waiting flags. Whenever a user receives e-mail, it is shown as a flag on their personal computer.

o        Service  Flexibility.  We have designed our network so that we are able
         to   individually   configure   each   network   user's   features  and
         applications.

o End-to-End Solution & Support. We intend to provide "hassle-free" connections to the AT&T Internet backbone. We perform all circuit ordering, on-site cabling and customer premised hardware installation. The equipment and infrastructure will remain our property and therefore will be entirely our responsibility.

o Customer Premised Equipment. Our high speed Internet access platform consists of the Cyber Internet Access Network (CIAN) switch (usually located in a switch-room) and a Cyber Business Internet Gateway (CBIG) located in each customer's office. Customers connect their local area

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         networks (LAN) to our Cyber Business Internet Gateway (CBIG) via either a personal computer Network Interface Card (NIC) or a network hub for multiple personal computer connectivity.

STRATEGY

Exploit Early Market Entrance

         We intend to exploit our early market entrance to deploy our Internet Protocol (IP) Frame Relay and Private Line based network in conjunction with AT&T. We believe that we are one of the first companies to implement Internet Protocol (IP) Frame Relay and Private Line technology without using Incumbent Local Exchange Carrier's (ILEC) local loop facilities. In addition, we have the advantage that we develop and manufacture our own Cyber Business Internet Gateway (CBIG), a fully integrated Internet gateway for business applications. Cyber Business Internet Gateway (CBIG) is a very powerful integrated Internet gateway equipment that replaces many single function equipment such as router, network address translator, Ethernet-to-T1 converter, Internet Protocol (IP) Frame Relay and Private Line equipment, CSU/DSU, Firewall equipment and e-mail servers.

Focus on Performance-Driven Business Customers

         We believe that the under-served segment of the business networking market that demands high performance is currently relying on dial-up modems or ISDN for network access. Many large businesses have workers at branch offices that are not able to take advantage of the full array of communications and networking resources available to workers at the main office. In addition to offering these businesses high-speed access to the internet, we intend to offer them the ability to enjoy the cost and productivity benefits from their enterprise-wide inter-networked Virtual Private Network. Further, we believe that small and medium businesses are also looking for integrated gateway equipment to reduce their monthly costs and reliance on multiple vendors. Our Cyber Business Internet Gateway (CBIG) is ideal for all performance-driven businesses.

Expand e-commerce Applications

         While we seek to have our network facilitate the delivery of productivity-enhancing applications to businesses and their employees, AT&T will offer e-commerce software and applications to our mutual end-customers. By collaborating with AT&T, we believe that our end customers will have the best e-commerce content and software technologies. Although AT&T develops and markets its e-commerce applications directly to our mutual end-customers, AT&T pays us a certain percent of their gross revenue for using our Internet Protocol (IP) Frame Relay and Private Line network. Since our products and services are co-branded with AT&T, we expect customer loyalty will be strengthened and revenue per user will be increased.

Establish Strong Distribution Channels

         We intend to build strong distribution channels. As an alliance member with AT&T, we regularly receive qualified sales leads from AT&T for businesses that want our services. In order to serve these businesses, we intend to establish a strong team of independent sales agents exclusive to specific properties or commercial buildings that they will serve locally. We will coordinate the efforts of our local independent sales agent and AT&T sales personnel who will sell e-commerce applications and promote our Internet Protocol (IP) Frame Relay and Private Line based "broadband" technology. We have already established strong distribution channels in Boston and New York City by appointing independent sales agents in those cities. Instead of a direct sales force, we intend to grow rapidly through aggressive recruitment of independent sales agents nationwide. We intend to build a strong marketing, sales support and customer care team working in harmony with AT&T. Over time, we expect to develop additional strategic alliances, focusing on partners that can add value to our network and give us additional meaningful distribution channels.

Provide Superior Customer Service

         As part of our strategy to obtain and retain business customers, we intend to provide superior service and customer care. We expect to deliver high-quality service by providing T1 carrier-grade IP Frame Relay and Private Line based networking solutions and superior customer service. Our carrier-grade
networking   solutions  include

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

end-to-end proactive network monitoring and management through our Network Operations Center, 24 hours a day, seven days a week. We also intend to offer multiple security features and a network that we can scale to meet demand. Our customer service includes a personal and web-based single point of contact, a complete packaged solution including Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network (CIAN) installation, activation and network management, and specific customer service objectives against which we measure our performance. Our objective in providing outstanding customer service is to provide a high level of customer satisfaction, achieve customer loyalty and accelerate the adoption rate of our service.

Our Alliance With AT&T

         In April 1999, we entered into an alliance with AT&T, pursuant to which, among other things:

o Reseller Agreement. Under the terms of our agreement with AT&T, we will resell AT&T's Managed Internet Service bundled or repackaged with our own 1.5 Mbps Internet Protocol (IP) Frame Relay and Private Line based internet gateway i.e. Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network (CIAN). We believe our alliance with AT&T is unique with respect to high speed Internet access and virtual private network (VPN) markets. AT&T will bring the Internet backbone to commercial buildings that we mutually serve. We will build, operate and own the Internet facilities in the building using its proprietary Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network
         (CIAN).

o Managed Internet Service Agreement. Under the terms of our agreement, AT&T will provide its Internet backbone network at 1.5 Mbps to us on a nationwide basis. AT&T has waived all installation charges as well as moving fees for re-installation at another location for a period of sixteen months from the initial contract term.

o Market Development Fund Program. Under this program AT&T will fund our cooperative advertising in local and trade publications, collateral marketing and sales brochures, trade shows, end user seminars and training.

o Co-branded with AT&T. Our products and services (CBIG and CIAN) are co-branded with AT&T leveraging our ability to market our services to our mutual end customers. All our product brochures and services reveal AT&T logo along with ours. Our Web site is hosted by AT&T WorldNet at www.cyberatt.com, which includes AT&T logo along with ours.

o AT&T Alliance Program Member. As an AT&T Alliance Program Member we receive regular sales leads. We will also receive a certain percent of their e-commerce gross revenue for using our Internet Protocol (IP) Frame Relay and Private Line network.

PRODUCTS/SYSTEMS

Our Network Architecture of Internet Technologies Network Technology

         The key design features allowing us to be a business-class network are:

o Carrier-Class Network Management. Our network is designed to be carrier-class throughout. For example, it has been designed with redundant network electronics and transmission paths. We have the ability to electronically view our entire network including the CBIG and CIAN at the customer's premises from our Network Operations Center in Hauppauge, NY. We provide our business customers with service level agreements that guarantee specific levels of network performance.

o Scalable Systems. We use industry standard, off-the-shelf software to support preordering, ordering, provisioning, billing, network monitoring and trouble management. We have implemented these systems using distributed client-server systems architecture that operates using a single, integrated database. This approach allows us to increase our customer support and

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

         network management capabilities as customer demand increases by giving our personnel faster, more accurate access to a fully integrated business information system.

o Network Security. Non-dedicated access, such as dial-up or digital subscriber line (DSL) modem or integrated services digital network
         (ISDN) lines, represents security risks for business networks. These security risks may be mitigated through the use of Virtual Private Network technologies such as authentication, tunneling, encryption, and through the use of permanent virtual circuits that define a logical dedicated connection between the end user and the corporate network. We believe our network enables businesses to fully employ these Virtual Private Network technologies by using our Cyber Business Internet Gateway (CBIG) or Cyber Virtual Private Network (CVPN).

o Network Components. The primary components of our network are customer end equipment, local transport, AT&T Internet backbone and our Network Operations Center.

o Customer End Equipment. We currently offer our Cyber Business Internet Gateway (CBIG) as customer end equipment. We configure and install our CBIG with the end user's computer or local area network. CBIG is a powerful Internet Protocol (IP) Frame Relay and Private Line based gateway that can replace many single function equipment such as router, network address translator, Ethernet-to-T1 converter, Internet Protocol
         (IP) Frame Relay and Private Line equipment, CSU/DSU, Firewall equipment and e-mail server.

o Local Transport. Our local transport consists of our in-building cabling. It connects customer end equipment, our Cyber Business Internet Gateway (CBIG), to our Cyber Internet Access Network (CIAN) switch located within the building.

o AT&T Internet Backbone. Our Cyber Internet Access Network (CIAN) switch connects to AT&T's Internet backbone.

o Network Operations Center. Our entire network is managed from the Network Operations Center located in Hauppauge, NY. From this center, we provide end-to-end network monitoring and management using advanced network management tools 24 hours a day, seven days a week. This enhances our ability to address performance or connection issues before they affect our end user. From the Network Operations Center, we monitor each Cyber Business Internet Gateway (CBIG), local transport and Cyber Internet Access Network (CIAN) switch as well as connectivity to AT&T Internet backbone.

Digital Voice Switches

         We intend to constantly develop additional new technologies and software. Our commitment to research and development has enabled us to create new systems employing SS7 and C7 signaling such as Cyber Distributed Central Office (CDCO), Cyber Tandum Exchange (CTSX) and Cyber Rural Exchange (CRX) for various applications, primarily for use in developing countries and for domestic Competitive Local Exchange Carriers (CLEC) attempting to bypass Incumbent Local Exchange Carriers (ILEC). We believe that these systems are capable of providing the functions for which they have been designed.

         We have developed and intend to market the Cyber Distributed Central Office (CDCO) which is designed to provide digital voice communications to subscribers in densely populated urban areas. The Cyber Distributed Central Office (CDCO) is a digital switch with trunk and tandem exchange capabilities enabling it to connect subscribers served by other exchanges. The Cyber Distributed Central Office (CDCO) system is designed to interface with both modern digital telecommunications networks and older analog telephone networks. The Cyber Distributed Central Office (CDCO) system consists of nodes connected by standard digital links which permit optimization of the network with respect to specific size, required traffic capacity and desired applications. We believe the modular nature of the nodal structure of the Cyber Distributed Central Office (CDCO) will provide an economical digital switching exchange from as little as a few hundred lines to as many as 1,000,000 lines of capacity.

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

         We expect the nodal structure of the system to permit changes to the function of the system simply by the use of different software with the same common hardware. The expected flexibility of Cyber Distributed Central Office
(CDCO) will offer a vast array of system configurations to telephone operating companies and administrations to fulfill a wide range of applications, including the following:

o        Local  Cyber   Distributed   Central  Office  (CDCO)   exchange  serves
         subscribers in cities and towns.

o Cyber Tandem Exchange (CTSX), a regional exchange connecting to various local exchanges.

o Toll and transit Cyber Distributed Central Officer (CDCO) exchanges for long distance national service and international gateway.

o        Integrated local, tandem, toll and transit exchanges.

o        Cyber Digital Access Cross-connect  (CDAC), a network management system
         providing   optimal  routing  and  control  of  heavy  traffic  through software.

o Cyber Multi-tenant exchange (CMT) for subscribers in large office complexes and buildings where many business tenants can be served by a resident exchange.

         The control functions of the Cyber Distributed Central Office (CDCO) system are totally distributed in autonomous processing sub-systems (nodes). Node processors are loosely coupled and exchange information through standardized inter-nodal communication digital links. We believe the distributed approach will permit switching systems to be located closer to groups of subscribers or at subscribers' premises which could dramatically reduce the cost of wiring and cabling and should result in instant installation. Moreover, a failure in one node should not affect other nodes. In addition, the distributed approach should eliminate bottlenecks as the system offers multiple routes for call completion.

         Cyber Rural Exchange

         We have developed and marketed the Cyber Rural Exchange (CRX), which is a specialized version of Cyber Distributed Central Office (CDCO). Cyber Rural Exchange (CRX) is designed to handle the traffic requirements of widely dispersed single-line users, such as users in a small town or rural area Cyber Switch Exchange

         We have developed and marketed the Cyber Switch Exchange (CSX), which is a digital switching system designed for use as a private branch exchange
(PBX) for offices, universities, hospitals and other large organizations.

CUSTOMER, SALES AND MARKETING

Internet Sales Channels

         We market our Internet services to businesses through indirect sales force consisting of independent sales agents and in conjunction with AT&T. Our target account profile is an information-intensive enterprise with multiple locations and large numbers of distributed workers. We have appointed independent sales agents in Boston and New York City as well as opened our own sales an service office in the Boston area. We intend to open our sales and service office in New York shortly. We intend to appoint sales agents in six additional markets soon: Washington DC, Atlanta, Chicago, Philadelphia, Miami and Dallas. Our relationship with large business customers can involve multiple phases. A customer typically initially agrees to a first phase commitment for a specific bandwidth at a fixed price and a one year contract term. Thereafter, a customer may request a Virtual Private Network (VPN) set-up or an increase in bandwidth. We anticipate that upon receipt of an order a customer can be served within eight weeks. It takes AT&T about six weeks after receipt of an order to bring its Internet backbone to the customer's premises. We believe this time interval is quite short compared to industry standards and will help us to market and build our network.

         We supplement our sales effort to our sales agents by offering marketing support services including training, Property Manager Agreements, customer proposal development, sales lead generation, product support materials, web promotion, joint participation in regional customer events and press announcements. We also offer additional sales incentives to those sales agents who recommend other sales agents. Additionally, we support our

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customers  by  ordering  connections,  installing  equipment  on the  customer's premises, monitoring the network, troubleshooting, making repairs and invoicing the customer on a single bill.

Customer Care Internet Services

         We offer our business customers a single point of contact for implementation, maintenance and billing. Our Network Operations Center provides both proactive and customer initiated maintenance services 24 hours a day, seven days a week. We also provide a broad range of customer service and Network Operations Center services through our Web interface.

o Implementation. Our customer service technicians and sales engineers develop an implementation plan for each customer. The plan includes qualifying the customer for our service offerings, placing orders for the connection facilities and coordinating the delivery of the connection and installation.

o Maintenance. Our Network Operations Center in Hauppauge, NY provides network surveillance through standard Simple Network Management Protocol tools for all equipment in our network. Because we have complete end-to-end visibility of our network, we are able to proactively detect and correct the majority of our customer's maintenance problems remotely. Our goal is to proactively detect and repair 90% of our customer's maintenance problems before our customer is aware of a problem. Customer initiated maintenance and repair requests are managed and resolved primarily through the Customer Service Center. We utilize a trouble ticket management system to communicate customer maintenance problems from the Customer Service Center to the Network Operations Center engineers and the field services engineers. Because our Network Operations Center is fully staffed 24 hours a day, seven days a week, we believe our ability to provide superior proactive maintenance is significantly enhanced.

o Billing. Customer bills are currently issued on a monthly basis through an internal billing system. Customer billing inquiries are managed by our Customer Service Center. In the future, we intend also to support billing inquiries through our web interface.

o Customer Support Systems. We designed our system architecture to facilitate rapid service responsiveness and reduce the cost of customer support. We use an integrated set of standard, off-the-shelf systems to support our business processes. We have designed all business functions, including sales, ordering, provisioning, maintenance and repair, billing, accounting and decision support to use a single database, ensuring that every function has accurate, up-to-date information.

Digital Voice Switches Customers

         To date, we have sold approximately 76 digital voice switches, substantially all of which have been Cyber Switch Exchange (CSX). We have previously sold our CSX systems to the defense agencies of the U.S. federal government and to Tianchi Telecommunications Company ("TTC") in China. Due to massive cutbacks in defense program procurement and constrained financial resources of TTC, we do not anticipate any further sales of our CSX to these customers.

         In December 1995, we signed a manufacturing licensing contract with the National Telecommunications Company (NTC) of Egypt, pursuant to which NTC will assemble the systems in Egypt with electronic circuit cards provided by us. In addition, NTC will market, install, maintain and service our digital voice switches in Egypt, Kenya, Tanzania, Uganda, Sudan, Yemen, United Arab Emirates and Qatar. Sales of our products to NTC have not yet commenced. As at present, NTC has trained its personnel to fulfill its obligations under the contract. NTC has been delayed in its performance for a variety of reasons, such as a lack of a suitable assembly facility in Egypt at this time. There can be no assurance as to when or if such an assembly facility will be available to NTC.

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

Digital Voice Switches Markets

         In the year ended March 31, 1998, we assembled a direct sales and marketing team to explore domestic opportunities for digital voice switches. In the year ended March 31, 1999, we dismantled this team as our target markets failed to materialize. We had anticipated that our target markets would be open for competition pursuant to the Telecommunications Act of 1996. These target markets still remain closed with significant regulatory restrictions imposed by Incumbent Local Exchange Carriers (ILEC). Potential target markets in the United States for our digital voice switches may be categorized as follows:

o Existing national inter-exchange carriers such a AT&T, MCI and Sprint which will be building local networks both to compete with the incumbent local exchange carriers and also to protect their long distance market share.

o Newly formed telecommunications companies, such as ICG Communications and GST Telecom, which are building local networks and offering both local and long distance service.

o Start-up Competitive Local Exchange Carriers (CLEC) which we anticipate may build local telephone networks and offer long distance service to their customers by resale of other companies' long distance network offerings.

o Large companies such as electric utilities with certain rights-of-way and other capabilities in place which are studying whether and where to enter the telephone business.

o Independent telephone companies that must upgrade their networks rapidly or risk losing their franchise to aggressive competition.

COMPETITION

Internet Services

      We expect to face competition from many competitors with significantly greater financial resources and established brand names and reputations. We expect to benefit from co-branding our products and services with AT&T. We expect the level of competition to intensify in the future. We expect significant competition from:

o Traditional Inter-exchange Carriers. We believe that many of the leading traditional inter-exchange carriers, such as MCI WorldCom and Sprint, are expanding their capabilities to support high-speed end-to-end networking services. Increasingly, their bundled services include high-speed local access combined with metropolitan and wide area networks, and a full range of Internet services and applications. We expect them to offer combined data, voice and video services over these networks.

         These carriers have deployed large-scale networks, have large numbers of existing business and residential customers and enjoy strong brand recognition, and as a result represent significant competition. For instance, they have extensive fiber networks in many metropolitan areas that primarily provide high-speed data and voice communications to large companies. They could deploy Internet Protocol (IP) Frame Relay and Private Line based services.

o Newer Inter-exchange Carriers. The newer inter-exchange carriers, such as Williams, Qwest Communications International and Level 3 Communications, are building and managing high bandwidth, packet-based networks nationwide.

         They are also building direct sales forces and partnering with Internet Service Providers to offer services directly to business customers. They could extend their existing networks to include fiber metropolitan area networks and high-speed, off-net services using IP Frame Relay and Private Line, either alone, or in partnership with others.

o Cable Modem Service Providers. Cable modem service providers, like AT&T and @Home Networks and its cable partners, are offering or preparing to offer high-speed internet access over hybrid fiber coaxial cable networks to consumers. @Home Networks has positioned itself to do the same for businesses. Where deployed, these networks provide local access services similar to our services. They typically offer these services at lower prices than our services, in part by sharing the bandwidth available on their cable networks among multiple end users. Neither can they offer Internet Protocol (IP) Frame Relay and Private Line based technology nor can they provide the requisite Firewalls.

o Wireless and Satellite Data Service Providers. Several new companies are emerging as wireless and satellite-based data service providers, over a variety of frequency allocations. These include:

         o    WinStar Communications, Inc.
         o    Teligent, Inc.
         o    Teledesic LLC.
         o    Hughes Space Communications, and
         o    Iridium World Communications Ltd.

         These companies use a variety of new and emerging technologies, such as terrestrial wireless services, point-to-point and point-to-multi-point fixed wireless services, satellite-based networking and high-speed wireless digital communications.

o Internet Service Providers. Internet Service Providers provide internet access to residential and business customers. These companies generally provide such internet access over the incumbent carriers' circuit switched networks at integrated services digital network (ISDN) speeds or below. Some Internet Service Providers have significant and even nationwide marketing presence, such as Concentric Network Corporation, Mindspring Enterprises, Inc., PSINet Inc. and Verio.

o        Competitive  Carriers.  Certain competitive  carriers,  including Covad
         Communications Group, Inc. and NorthPoint Communications, Inc., MGC Communications, Rythms NetConnections, Inc., have begun offering DSL-based data services piggybacking on "narrowband" ILEC telephone lines; but with not much success as DSL is extremely hard to implement and is totally unreliable.

Digital Voice Switches

         The telecommunications and related networking industries are characterized by intense competition. We compete with numerous well-established foreign and domestic companies, many of which possess substantially greater financial, marketing, personnel and other resources than us. These companies have established reputations for success in the development, sale and service of high-speed digital switching and networking and related products.

         Products that perform many of the functions similar to our digital voice switches are readily available from several competitors, including Lucent Technologies, Nortel, Ericsson, DSC, Alcatel, Siemens, Fujitsu and NEC. These competitors also have the research and development capabilities and financial and technical resources necessary to enable them to respond to technical advances as well as evolving industry requirements and standards.

         We believe that our products have the following three strengths in the United States marketplace: (a) the installed cost of our digital voice switches is less than those of the competition; (b) our switches can be engineered, installed and put into service much more quickly; and (c) our distributed architecture fits with the marketing strategy of the competitive local exchange carriers who will target specific customers rather than entire geographic areas; our switch architecture will allow these carriers to tailor their local networks to their marketplace successes without stranding capacity and capital.

PROPRIETARY TECHNOLOGY

         We do not hold any patents or copyrights and has no patent or copyright applications pending. Our software technology and certain components of its system hardware, we believe, are proprietary and we rely for protection upon copyright and trade secret laws and confidentiality agreements with its employees. In addition, we require customers to enter into a license and confidentiality agreement permitting the customer the exclusive use of the system operating software which is furnished to the customer in object or binary form.

         We believe that these protections are sufficient to protect our rights to our systems and software. Despite these protections, however, it is possible that competitors, employees, licensees or others may copy one or more of our products or its technology or obtain information that we regard as proprietary. In addition, there can be no assurance that others will not independently develop products or technologies similar to ours, that confidentiality agreements will not be breached or that we will have adequate resources to protect our proprietary technology. We believe that because of the rapid pace of technological change in the digital switching and networking industries, protection for our systems is less significant than the knowledge, ability and experience of our employees, the frequency of product enhancements and the level of service and support provided to customers by us.

GOVERNMENT REGULATION AND INDUSTRY STANDARDS

         The telecommunications and related networking industries in which we compete are highly regulated in both the United States and internationally. Imposition of public carrier tariffs and taxation of telecommunications services could materially adversely affect demand for our products. Furthermore, regulation or deregulation of public carrier services by the United States and other governments, including permitting local carriers to manufacture switching equipment, may determine the extent to which we will be able to penetrate markets in the United States and internationally and may result in significantly increased competition, which would significantly impact our future operating results. In addition, our products must comply with equipment, interface and installation standards promulgated by communications regulatory authorities, including the Federal Communications Commission.

         We are required to obtain a license from the Department of Commerce prior to exporting to certain countries. A denial of an export license to the Company, however, would probably be based upon a policy which would also affect other U.S. companies exporting similar products.

         Industry standards organizations, such as International Telephone Union ("ITU") and Bellcore in the U.S., have created committees to address the matter of standards within the telecommunications industry. The purpose of such standards is to facilitate the inter-operability of products from various vendors and, through standardization, create a competitive environment, which is anticipated to result in lower product costs. During the past few years, many new standards have been adopted and more are pending. The International Standards Organization (ISO), one of the primary standard setting bodies in the communications industry, has developed a framework for network standards called the Open System Interconnection Reference Model (the "OSI Model"). The OSI Model represents a standard approach by which information can be communicated throughout a network, so that a variety of independently developed computer and communications devices can inter-operate. The design of the Company's products incorporates the OSI Model and accommodates most existing and pending ISDN standards, including applicable BELLCORE and ITU specifications. In most foreign countries, government departments or ministries set industry standards.

         Changes in government policies, regulations and interface and installation standards or industry standards imposed by domestic and foreign carriers in the future could require us to alter methods of operation, resulting in additional costs, which could have a material adverse effect on us.

MANUFACTURING PRODUCTION AND SUPPLY

         We are engaged in manufacturing, software programming, assembly, system testing and quality assurance operations at our facility in Hauppauge, New York. Our operations involve the creation of the required system software, the inspection of system components manufactured by third parties, programming of microchips and microprocessors, assembly of the components of the system hardware and quality control and testing to certify final performance specification. We believe that we have sufficient excess production capacity to satisfy any increased demand for our systems in the foreseeable future.

         We are dependent on third-party manufacturers for the production of all of the component parts incorporated into our systems. We purchase component parts from numerous third-party manufacturers and believe that numerous alternative sources of supply for most component parts are readily available, except for a few semiconductor components purchased from single source vendors, such as Pentium processors manufactured by Intel Corporation and ISDN chips manufactured by Motorola, Inc. If such semiconductor components are discontinued by their respective manufacturers, we would be required to redesign some of its products by using other vendors components, which could cause delays in product delivery. We currently purchase all of our requirements for specially designed plastic parts for the iST. We believe that alternative sources of supply for such components are available. We are substantially dependent on the ability of its suppliers, among other things, to satisfy performance and quality specifications and dedicate sufficient production capacity for plastic parts within scheduled delivery times. We do not maintain contracts with any of our suppliers and purchases system components pursuant to purchase orders placed from time to time in the ordinary course of business. Failure or delay by our suppliers in supplying necessary components to us could adversely affect our ability to deliver products on a timely and competitive basis.

         We offer a one-year warranty for sales in the United States covering operating defects during which period we will replace parts and make repairs to the system components at our expense.

RESEARCH AND DEVELOPMENT

         Since its inception, we have devoted substantial resources to the design and development of our systems. For the fiscal years ended March 31, 1999 and 1998, we expended approximately $724,000 and $389,000, respectively, on research and development. During the year ended March 31, 1999, almost all research and development expenditures were due to the development of Cyber Business Internet Gateway (CBIG) and Cyber Internet Access Network (CIAN) products for the high speed internet access service business. During the period April 1, 1999 to September 30, 1999 we expended approximately $220,000 and enhanced our CBIG and CIAN to include Private Line packet switching technology as well as Internet Protocol (IP) encription security (IPSec). Although our systems are fully developed such as Cyber Business Internet Gateway (CBIG), Cyber Internet Access Network (CIAN) and Cyber Distributed Central Office
(CDCO), we are continually seeking to refine and enhance its systems, including enhancements to comply with emerging regulatory or industry standards or the requirements of a particular customer or country.

         The markets for our products are characterized by rapidly changing technology and evolving industry standards, often resulting in rapid product obsolescence. Accordingly, our ability to compete depends in large part on its ability to introduce its products to the marketplace in a timely manner, to enhance and improve continually such products and maintain development capabilities to adapt to technological changes and advances in the communications industry, including assuring continuing compatibility with evolving industry standards such as IP Frame Relay, IP Private Line, IPSec, SS7 and C7 signaling which we have developed. There can be no assurance that we will be able to compete successfully, that competitors will not develop technologies or products that render our systems obsolete or less marketable, or that we will be able to keep pace with the technological demands of the marketplace or successfully enhance and adapt its products to satisfy industry standards.

SERVICE AND SUPPORT

         Since our system hardware consists of a cabinet with shelves having printed circuit boards inserted into physical slots, a substantial part of repair and maintenance can be accomplished by simply substituting the component in need of repair. In addition, our systems are designed to be accessible by computer from our headquarters, allowing our service personnel to remotely call up, diagnose and otherwise support systems, thereby reducing response time and cost.

         In addition, we intend to enter into agreements with third party service providers to provide customer support on a local basis in foreign markets, as needed.

                                GLOSSARY OF TERMS

Analog Analog transmission employs continuously variable signal.

Asynchronous                        Transfer  Mode  High  bandwidth,  low-delay,
                                    connection-oriented,     packet    switching
                                    technique  requiring  53-byte,   fixed-sized
                                    cells.

Backbone An element of the network infrastructure that provides high-speed, high capacity connections among the network's physical points of presence. The backbone is used to transport end user traffic across the metropolitan areas and across the United States.

Bandwidth                           Refers  to the  maximum  amount of data that
                                    can be transferred through a communication channel in a given time. It is usually measured in bits per second for digital communications.

Broadband                           Broadband  systems  transmit  data  at  high
                                    speed   using   high   bandwidth    capacity
                                    communication channel.

Central                             Office  Incumbent   carrier  facility  where
                                    subscriber   lines  are  connected  to  ILEC
                                    switching equipment.

Collocation                         A  location  where  a  competitive   carrier
                                    network interconnects with the network of an incumbent carrier's central office.

Competitive Local Exchange
Carrier (CLEC) Category of telephone service provider that offers local exchange services in competition with those of the incumbent carrier.

Copper Line or Loop A pair of traditional copper telephone lines using electric current to carry signals.

Digital                             Digital     transmission    and    switching
                                    technologies employ a sequence of binary digits to convey information.

DSL Digital Subscriber Line. An analog transmission technology where binary digits are sent over analog transmission lines or local copper loop.

E-Commerce                          Electronic  Commerce.  An  internet  service
                                    that   supports   electronic    transactions
                                    between customers and vendors to purchase goods and services.

Firewall A computer device that separates a local area network from the internet and prevents unauthorized access to the local area network through the use of electronic security mechanisms.

Frame                               Relay  A  form  of  packet   switching  with
                                    variable length frames that may be used with a variety of communication protocols.

Incumbent Local Exchange
Carrier (ILEC)                      A company providing local exchange services.

Interconnection                     Agreement  A contract  between an  incumbent
                                    carrier and a competitive carrier for the connection of a competitive carrier network to the public switched telephone network.

Internet An array of interconnected networks using a common set of protocols defining the information coding and processing requirements that can communicate across hardware platforms and over many links.

Internet Protocol A standard network protocol that allows computers with different architectures and operating system software to communicate with other computers on the internet. Advanced packet systems employ the Internet Protocol (IP) standard.

ISDN Integrated Services Digital Network. A transmission method that provides circuit-switched access to the public network at speeds of 64 or 128 Kbps for voice or data transmission.

Internet Service Provider           A company that provides direct access to the
                                    internet.

Inter-exchange Carrier              Usually   referred  to  as  a  long-distance
                                    carrier.

Private Line                        A form of  packet  switching  with  variable
                                    length frames that may be used with a variety of communication protocols.

Kbps                                Kilobits per second. 1,000 bits per second.

Mbps Megabits per second. 1,000,000 bits per second.

Modem An abbreviation of Modulator-Demodulator. An electronic signal-conversion device used to convert digital signals from a computer to analog form for transmission over the telephone network.

Packets Information represented as bytes grouped together through a communication node with a common destination address and other attribute information.

Router A device that accepts the Internet Protocol from a local area network and switches/routes Internet Protocol packets across a network backbone.

T-1 This is a Bell System term for a digital transmission link with a capacity of 1.544 Mbps.

Employees

         As of the date hereof, we have twenty-three full time employees, of which six were engaged in marketing and sales activities, one was engaged in technical support, eight were engaged in research and development, four were engaged in production testing and operations and four were in administration. None of the Company's employees is represented by a labor union. We consider our employee relations to be satisfactory.

Property

         Our executive offices and assembly operations are located in approximately 8,200 square feet of leased space in Hauppauge, New York. The lease provides for annual rent of $55,350 and expires on March 31, 2004. We believe that our facility is adequate for our current needs. We believe that additional physical capacity at our current facility will accommodate expansion, if required.

Legal Proceedings

         On or about August 5, 1996, Brockington Securities, Inc. ("Brockington") commenced an action, in the Supreme Court of the State of New York, County of Suffolk, against us for wrongful termination of a purported agreement for investment banking services. Brockington is seeking damages in the amount of (i) $775,000 based upon the alleged net aggregate value of the shares of our Common Stock, par value $.01 per share (the "Common Stock"), upon which Brockington alleges it had a purchase option and (ii) $1 million for the alleged wrongful termination.

         We have asserted counterclaims based upon Brockington's wrongful conduct and are seeking damages in the amount of $428,000 or, in the alternative, recession of the alleged contract and the return of the 100,000 shares previously issued to Brockington.

         We believe that Brockington's claims are without merit and intend to vigorously defend our position.

                                   MANAGEMENT

Directors and Executive Officers

         The current executive officers and directors of the Company are as follows:

Name                             Age        Positions Held
----                             ---        --------------
Jawahar C. Chatpar               51         Chairman of the Board, President and
                                            Chief Executive Officer
Jack P. Dorfman                  61         Director and Secretary
Jatinder V. Wadhwa               64         Director and Treasurer
Terry L. Jones                   51         Director
Khushi A. Nichani                61         Director
Larry S. Shulger                 60         Vice President of Operations

         Jawahar C. Chatpar is a founder of the Company and has served as Chairman of the Board, Chief Executive Officer and President since March 1991, as Chairman of the Board, Chief Executive Officer and Secretary from November 1986 until March 1991, and as President and Chief Executive Officer since inception until November 1986. Mr. Chatpar has also served as a director since inception. Mr. Chatpar founded the Company in 1983 as a successor to a Canadian corporation of the same name, which he founded in 1982. He holds an B.Tech (honors) degree in Electrical Engineering from the Indian Institute of Technology, Bombay, India and an M.S. degree in Electrical Engineering from the University of Waterloo, Canada.

         Jack P. Dorfman joined the Company as a Director in November 1993, and has served as Secretary since October 1995. Mr. Dorfman has otherwise been retired since June 1996. Prior thereto, since 1992, Mr. Dorfman served as consultant and manager for a number of pharmacies. From 1990 to 1992, he served as a management consultant for Clark Container, a division of Mark IV Industries, a conglomerate. From 1988 to 1990, he served as Vice President and Treasurer of US Distribution, a transportation company. Prior to 1988, he owned, managed and operated an independent community pharmacy for over fifteen years.

         Jatinder Wadhwa has served as a Director of the Company since 1986 and as Treasurer of the Company since August 1997. He had been the Secretary of the Company from 1993 to 1995. Since 1994, Mr. Wadhwa has served as the Chief Executive Officer of Security First Financial Corp., a financial institution dealing with first and second mortgages on residential and commercial properties.

         Terry L. Jones has served as a Director of the Company since November 1997. He has been the President of Syndicated Communications, Inc. ("Syncom"), a communications venture capital investment company, since 1990. He joined Syncom in 1978 as a Vice President. Mr. Jones serves in various capacities, including director, president, general partner and vice president for various other entities affiliated with Syncom. He also serves on the Board of Directors of Radio One, Inc. Mr. Jones earned his B.S. degree from Trinity College, his M.S. from George Washington University and his M.B.A. from Harvard Business School.

         Khushi A. Nichani has served as a Director of the Company since November 1997. He has been a commercial manager at Black & Veatch Incorporated, an engineering and architectural firm for power industrial projects, since May 1997, where his responsibilities included negotiating orders for turnkey power plants. From 1973 to May 1997, he held various positions (most recently as Manager of Proposals & Estimating) at GE Co. Power Generation, the power project division of General Electric.

         Larry S. Shluger has been Vice President of Operations of the Company since August 1996. From 1991 to 1996, Mr. Shluger was Director of Purchasing and Operations at Cashtek Corporation, a company which designs, develops and manufactures computerized gaming systems. From 1975 to 1991, he was Director of Purchasing and Operations at Kenilworth Systems Corporation until its acquisition by Cashtek Corporation. Prior to 1975 he was employed in various management positions at Ecologic Instruments Corporation, a company which designs, develops and manufactures test equipment for the environment and pollution control fields, and Dynamic Instruments Corporation, a manufacturer of battery chargers.

         There are no family relationships among the Directors and Officers of the Company.

Board of Directors

         Each director is elected to hold office until the next succeeding annual meeting of shareholders and until his successor is elected and qualified or until his death, resignation or removal.

Executive Compensation

         The following table sets forth information concerning the compensation for services in all capacities for the fiscal years ended March 31, 1999, 1998 and 1997 of those persons (the "Named Officers") who were, as of [November 1, 1999] the chief executive officer of the Company. During such periods, no executive officer of the Company received compensation in excess of $100,000 other than J.C. Chatpar.

                           SUMMARY COMPENSATION TABLE

                                                                                                     Long-Term
                                                                 Annual Compensation                Compensation
                                                                                                       Awards

                                                                                                     Securities
     Name and Principal Position                        Fiscal         Salary($)      Bonus($)      Underlying
                                                         Year                                        Options(#)

J.C. Chatpar, Chairman of the Board, President and       1999         $165,000          None           120,000(3)
Chief Executive Officer                                  1998         $150,000          None           140,000(4)
                                                         1997         $130,000(1)      $100,000             None
                                                                                       (1)

(1) We have concluded that the aggregate amount of perquisites and other personal benefits paid to the Named Officer named in the table did not exceed the lesser of 10% of such officer's total annual salary and bonus for the 1999, 1998 and 1997 fiscal years or $50,000, thus, such amounts are not included in the table.

(2) Mr. Chatpar's salary was raised from $80,000 per annum to $150,000 per annum effective August 12, 1996.

(3) Mr. Chatpar was granted 110,000 options each to purchase one share of Common Stock exercisable at $2.56 and 30,000 options each to purchase one share of Common Stock exercisable at $2.43 in Fiscal 1998.

(4) Mr. Chatpar was granted 120,000 options each to purchase one share of Common Stock exercisable at $0.75 in Fiscal 1999.

         The following table sets forth information concerning stock option grants made during Fiscal Year 1999 to the Named Officers. We have not granted any stock appreciation rights:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                Individual Grants

           Name                   Number of         % of Total Options      Exercise Price       Expiration Date
                                  Securities            Granted to              ($/Sh)
                              Underlying Options   Employees in Fiscal           (2)
                                 Granted (#)          Year 1999 (1)

J.C. Chatpar                       120,000                 60%                  $0.75                8/30/08

(1) During Fiscal 1999, options to purchase an aggregate of 120,000 shares of Common Stock were granted to Mr. Chatpar and options to purchase an aggregate of 200,000 shares of Common Stock were granted to six other employees.

(2) The exercise price of the options granted was equal to the fair market value of the underlying stock on the date of grant.

(3) Options are immediately exercisable.

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth information concerning the number of unexercised options and the fiscal 1999 year-end value of unexercised options on an aggregated basis held by the Named Officers. No options were exercised in fiscal 1999.

                         Number of Securities                 Value of
                        Underlying Unexercised        Unexercised In-The-Money
                      Options at Fiscal Year-End     Options at Fiscal Year-End
                                  (#)                          ($)(1)

Name                  Exercisable    Unexercisable   Exercisable   Unexercisable
----                  -----------    -------------   -----------   -------------

J.C. Chatpar            740,000            0            $792,400             $0

(1) Options are "in-the-money" if, on March 31, 1999, the market price of the Common Stock ($2.25) exceeded the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock underlying the options on March 31, 1999 and the aggregate exercise price of such options.

Employment Agreements and Insurance

         We have entered into an Amended and Restated Employment Agreement with Mr. J.C. Chatpar dated as of August 4, 1997 (the "Employment Agreement") for a three year term. Such three-year term shall be automatically extended for successive three-year terms unless either party gives the other party 120 days prior written notice of termination before the end of any such three-year period. The Board, however, has the authority to terminate such extension upon cause. "Cause" is defined as conviction of a felony or willful misconduct. Mr. Chatpar is entitled to receive a salary of $150,000 per annum, with an annual increase of 10%. We have also agreed that our Board of Directors may raise his salary during the term of his employment as soon as the financial resources of the Company and other business conditions permit. In such event, Mr. Chatpar's salary shall be at a level comparable to that of chief executive officers of other comparable technology-driven publicly held companies.

         In addition to his base salary, Mr. Chatpar shall be entitled to receive a bonus based upon the following formula: (a) 1% of gross revenues for each fiscal year in excess of $3 million provided, however, that the Company shall be profitable, plus (b) 5% of net income after deduction of the bonus provided for in (a) above, and plus (c) 10% of the increase in net income over that of the prior fiscal year after deduction of the bonus provided for in (a) above.

         In the event of a termination of Mr. Chatpar's employment due to disability, he shall receive royalty payments of 5% of the gross revenues earned by the Company ("Royalties") for a period of 15 years following termination. In the event of Mr. Chatpar's death, his wife, if any, or his estate, shall receive a payment equal to six months of his base salary and Royalties for 15 years. In the event of a termination of Mr. Chatpar's employment for any reason other than pursuant to disability, death or for cause, or if there is a change of control of the Company (as defined in the Employment Agreement) which results in an actual or constructive termination of employment (as defined therein), he shall receive a payment equal to three years of his base salary plus three times his prior year's bonus, Royalties for 15 years, and all of his outstanding options will be deemed immediately vested and exercisable for a period of one year from the effective termination date.

Director Compensation

         The directors of the Company are paid $250 per Board meeting. During Fiscal 1999, the Board of Directors met two times and each director attended at least 75% of the meetings of the Board of Directors. The Board does not have any committees. In addition, we currently reimburse each director for expenses incurred in connection with his attendance at each meeting of the Board of Directors.

         On August 31, 1998, the Company issued to J.C. Chatpar, Jack Dorfman, Jatinder Wadhwa, Terry Jones and Khushi Nichani, directors of the Company, non-qualified stock options to purchase 120,000, 20,000, 20,000, 10,000 and 10,000 shares of Common Stock, respectively, at an exercise price of $0.75 per share.

Employee Benefit Plan

         We offer basic health, major medical and life insurance to our employees. We have not adopted a retirement, pension or any similar programs.

Stock Option Plan

         Our Board of Directors adopted, on November 7, 1997, the 1997 Stock Incentive Plan (the "1997 Plan"). The 1997 plan is a successor to the 1993 plan,which has been terminated. Under the terms of the 1997 Plan, 850,999 shares have been reserved for issuance to officers, directors, other employees and consultants meeting certain qualifications. Under the 1997 Plan, incentive stock options are granted at 100% of fair market value on the date of grant. The right to exercise the options accrues equally on each of the first, second, third and fourth anniversaries of the date of grant. Options granted under the plan expire on the day before the tenth anniversary of the plan. Pursuant to the 1997 Plan, incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights may be granted to such officers, directors, and employees of the Company, and to such consultants to the Company and such other persons or entities, as the Stock Option Committee of the Board of Directors (the "Committee") shall select.

         All incentive stock options ("ISO"), which may be granted only to employees and which provide certain tax advantages to the optionee, must have an exercise price of at least 100 percent of the fair market value of a share of common stock on the date the option is granted. No ISOs will be exercisable more than 10 years after the date of grant.ISOs granted to ten percent shareholders must have an exercise price of at least110 percent of fair market value and may not be exercisable after the expiration of five years from grant. The exercise price and the term of nonqualified stock options will be determined by the Committee at the time of grant.

         Stock appreciation rights ("SARS") may be granted independently or in connection with all or any part of any option granted under the 1997 Plan, either at the time of grant of the option or at any time thereafter. The holder of an SAR has the right to receive from the Company, in cash or in shares as the Committee shall determine, an amount equal to the excess of the fair market value of the shares covered by the SAR at the date of exercise over the exercise price set at the date of grant of the SAR. At the request of the holder of an option, the committee may at its discretion substitute for the exercise of the option, compensation (in cash or in shares) in an amount equal to or less than the excess of the fair market value of the shares covered by the option at the request date over the exercise price set at the grant of the option. A restricted stock award, entitling the recipient to acquire shares of common stock for a purchase price at least equal to par value may be granted to such persons and in such amounts and subject to such terms and conditions as the Committee may determine. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specified in the 1997 Plan or the written agreement governing the grant. The Committee, at the time of grant, will specify the date or dates on which the non-transferability of the restricted stock shall lapse. During the 90 days following the termination of the grantee's employment for any reason, the Company has the right to require the return of any shares to which restrictions on transferability apply, in exchange for which the Company shall repay to the grantee any amount paid by the grantee for such shares.


                              CERTAIN TRANSACTIONS

         On December 30, 1996, the Company consummated a private placement of its Series B Stock, to Syncom III. The Company issued 2,000 shares of its Series B Stock to Syncom III in return for $2,000,000. Such shares are convertible into shares of the Company's Common Stock commencing one year from closing date. The conversion price is lesser of either eighty-five (85%) per cent of the average closing price during the five trading days preceding the conversion date or $7.50 per share. All shares of Series B Stock shall automatically be converted into shares of the Company's Common Stock on December 21, 2001. On December 30, 1997 and December 30, 1998, Syncom III received 10% dividend through issuance of 200 and 220 shares of Series B Stock, respectively. On April 14, 1999, all of the Company's outstanding Series B-1 Preferred Stock was converted into 861,230 shares of the Company's Common Stock at a conversion price of $2.89 per share.

         Terry Jones, a director, is the general partner of WJM Partners III, L.P. ("WJM"), the general partner of Syncom III. Pursuant to the terms of the Stock Purchase Agreement entered into in connection with such placement, so long as Syncom III holds at least 750 shares of Series B Stock and/or shares of the Company's Common Stock issued upon conversion of such shares of Series B Stock, or any combination thereof, the Company's Board of Directors shall consist of not less than five members and the Company shall use its best efforts to cause Terry Jones (or another partner of WJM) to be elected as a director.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information known to us regarding beneficial ownership of the Common Stock as of the date of this Prospectus for (i) each person or group that is known by us to be a beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the Named Officers and directors, and (iii) all of our directors and executive officers as a group. Except as otherwise indicated, we believe that such beneficial owners, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.

                                             Shares         Percent      Percent
                                          Beneficially       Before        After
                    Beneficial Owner       Owned (1)        Offering    Offering
                    ----------------       ---------        --------    --------

J.C. Chatpar (3)                            7,205,712         39.0%      31.9%
c/o Cyber Digital, Inc.
400 Oser Avenue
Hauppauge, NY  11788

Jack P. Dorfman (4)                          220,000           1.2%         *

Jatinder V. Wadhwa (5)                       217,812           1.2%         *

Terry L. Jones (6)                            20,000            *           *

Khushi A. Nichani (7)                         28,000            *           *

All directors and executive                7,691,524          41.6%      34.0%
officers as a group (6)

*less than 1%

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of this Prospectus have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Assumes the exercise of the warrants to purchase 824,013 shares of Common Stock issued in connection with the offering of the Company's Series A Preferred stock.

(3) Does not include 476,000 shares owned by Sylvie Chatpar, his wife, and 175,000 shares owned by certain other relatives, to which shares Mr. Chatpar disclaims beneficial ownership. Includes 1,620,000 shares as to which Mr. Chatpar holds non-qualified stock options, which are exercisable at any time.

(4) Includes 100,000 shares as to which Mr. Dorfman holds a non-qualified stock option, which are exercisable at any time. Does not include 360,000 shares owned by his wife, Sandra Dorfman, to which shares Mr. Dorfman disclaims beneficial ownership.

(5) Includes 60,000 shares as to which Mr. Wadwa holds non-qualified stock options which are exercisable at any time.

(6) Includes 20,000 shares as to which Mr. Jones holds non-qualified stock options which are exercisable at any time.

(7) Includes 20,000 shares to which Mr. Nichani holds non-qualified stock options which are exercisable at any time.

                            DESCRIPTION OF SECURITIES

General

         Our authorized capital stock is 40,000,000 shares, consisting of 30,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.05 per share. As of November 15 1999, there were 18,238,941 shares of Common Stock outstanding. In addition, 310 shares of Series C and 3,000 Series D1 are currently outstanding.

Common Stock

         The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable.

Preferred Stock

         Our authorized shares of Preferred Stock may be issued in one or more series. The Board of Directors is expressly vested with the authority to fix by resolution the designations, powers, preferences, qualifications, limitations or restrictions of and upon shares of each series, including, without limitation, voting, dividend, conversion, redemption and liquidation rights. In addition, our Board of Directors may fix the number of shares constituting any such series and increase or decrease the number of shares in any such series.

         We believe that the availability of Preferred Stock issuable in series provides us with increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, or impairing liquidation rights of such shares without further action by holders of the Common Stock. In addition, under various circumstances, the issuance of Preferred Stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The issuance of Preferred Stock could also adversely affect the market price of the Common Stock.

         On May 28, 1999 the Company designated 1,200 of the 10,000,000 authorized Preferred Shares as Series C. On July 12, 1999, the Company closed a private placement of 310 of the 1,200 shares priced at $1,000 per share for a total of $310,000. Such shares are convertible at a conversion price of $3.00 per share.

         On October 5, 1999 the Company designated 5,000 of the 10,000,000 authorized Preferred Shares as Series D1. On October 5, 1999, the Company closed a private placement of 3,000 of the 5,000 shares priced at $1,000 per share for a total of $3,000,000.00.

         The Series D1 Preferred Stock convert into shares of common stock at a conversion price that is equal to the amount obtained by multiplying 100% (subject to adjustment) by either (i) that price of the Common Stock which shall be computed as the arithmetic average of the three lowest Closing Sales Prices (as defined in the Certificate of Amendment) of the Common Stock during the twenty consecutive trading days immediately preceding the date of such determination and (ii) the Closing Bid Price (as defined in the Certificate of Amendment to the

Company's Certificate of Incorporation) on such date, whichever is lower. Such amount shall not, in any case, exceed $5.43 subject to certain adjustments as set forth in the Certificate of Amendment. The shares of the Series D1 Preferred Stock are subject to redemption by the holder, upon the occurrence of certain events as described therein. In addition, the shares of the Series D1 Preferred Stock are subject to redemption by the Company subject to the Company's satisfaction of certain conditions. The holders of the Series D1 Preferred Stock have no voting rights other than those required by law or as expressly provided in the Certificate of Amendment of the Certificate of Incorporation.

Transfer Agent and Registrar

         The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                              SELLING STOCKHOLDERS

         The table below presents the following information: (1) the number of shares of Series C and D1 Preferred and the number of shares of Common Stock owned by the Selling Stockholders as of November 15, 1999, (2) the number of shares of common stock beneficially owned by the Selling Stockholders as of November 15, 1999, (3) the number of shares that such Selling Stockholders are offering under this Prospectus, and (4) the number of shares that such Selling Stockholders will beneficially own after the completion of this offering.

         Except as otherwise noted below and in the table, the number of shares beneficially owned by each Selling Stockholder is determined as of November 15, 1999 in accordance with Rule 13d-3 of the Securities Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares which the Selling Stockholder has the right to acquire within 60 days of the date of this Prospectus through the conversion of the Series C and D1 Preferred Stock or the exercise of warrants or stock option or other right. Under the Certificate of Designations for the Series D1 Preferred Stock, no Selling Stockholder can convert Series D1 Preferred Stock to the extent such conversion would cause such Selling Stockholder's beneficial ownership of our Common Stock (other than shares deemed beneficially owned through ownership of unconverted shares of the Series D1 Preferred Stock or unexercised Warrants) to exceed 4.99% of the outstanding shares of our common stock.

         The number of shares of our common stock shown as beneficially owned by the Selling Stockholders prior to the offering and the number of shares offered by such Selling Stockholders represents shares of our common stock currently held by the holders and shares issuable to holders assuming conversion, as of November 15, 1999, of all shares of the Series C and D1 Preferred Stock and exercise of all warrants owned by the Selling Stockholders. The number of shares was calculated using conversion prices of $3.00 and $3.2708, respectively.

         The number of shares shown as being beneficially owned by the Selling Stockholders after the offering assumes that the Selling Stockholder has sold all of the shares of our common stock which may be sold pursuant to this Prospectus.

         The Selling Stockholders have not had material relationships with us prior to their purchase of shares of our Common Stock, Series C and D1 Preferred Stock. As of the date hereof, the holders of the Series C and D1 Preferred Stock do not own any shares of our Common Stock other than the shares they may acquire upon conversion of the Series C and D1 stock.

                                                                                                Shares Selling
                           Shares of Preferred   Shares of               Number of Shares       Stockholder Will
                               Stock Owned       Common Stock            Offered Under          Beneficially Own
Selling Stockholders      Prior to the Offering  Beneficially Owned      This Prospectus        Post Offering
------------------------- ---------------------- ----------------------- ---------------------- ----------------
HFTP Investment                 5,000                1,107,885*             3,815,244                   0**
L.L.C. (1)

SERIES C HOLDERS (2)              310                  103,334                103,334               103,334

SYNCOM III (3)                861,230                  861,230                861,230               861,230

*Based upon a conversion price of $3.2708 as arrived at according to terms set forth in our Certificate of Amendment of the Certificate of Incorporation.

**Assumes the conversion of all shares of the Series D1 Preferred Stock and the sale of all underlying shares of common stock.

(1) Promethean Investment Group L.L.C. is the investment advisor for HFTP Investment L.L.C. and consequently has voting control and investment discretion over securities held by such entity. Promethean Investment Group L.L.C. is indirectly controlled by Mr. James O'Brien, Jr. Promethean Investment Group L.L.C. is disclaims beneficial ownership of any of our securities held by HFTP Investment L.L.C. Mr. James O'Brien may be deemed to be the beneficial owner of any of our securities beneficially owned by Promethean Investment Group L.L.C. or HFTP Investments L.L.C. However, Mr. O'Brien disclaims beneficial ownership of such securities.

(2) The Series C Holders are comprised of a group of individual accredited investors.

(3) Terry Jones, a director, is the general partner of WJM Partners III, L.P. ("WJM"), the general partner of Sycom III. Pursuant to the terms of the Stock Purchase Agreement entered into in connection with such placement, so long as Sycom III holds at least 750 shares of our common stock, our Board of Directors consists of not less than five members and we use our best efforts to cause Terry Jones (or another partner of WJM) to be elected as a director.

                         SHARES ELIGIBLE FOR FUTURE SALE

         The Company will have 23,467,283 shares of Common Stock outstanding if all of the Series C and D1 Preferred are converted and all of the Warrants are exercised.

         No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market, or sales of substantial amounts of the Common Stock in the public market, is likely to have a material adverse effect on the price of the Common Stock and could impair the Company's ability to raise capital through the future sale of its equity securities.

                              PLAN OF DISTRIBUTION

         We anticipate that the selling shareholders may sell all or a portion of the shares offered by this Prospectus from time to time on the Over The Counter Bulletin Board, on securities exchanges or in private transactions, at fixed prices, at market prices prevailing at the time of sale or at prices reasonably related to the market price, at negotiated prices, or by a combination of these methods of sale through:

o ordinary brokerage transactions and transactions in which the broker solicits purchases;

o sales to one or more brokers or dealers as principal, and the resale by those brokers or dealers for their account, including resales to other brokers and dealers;

o block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

o        privately negotiated transactions with purchasers.

         We are not aware as of the date of this Prospectus of any agreements between the selling shareholders and any broker-dealers regarding the sale of the shares offered by this Prospectus, although we have made no inquiry in that regard. In connection with sales of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers. In connection with these transactions:

o broker-dealers may engage in short sales of the shares covered by this Prospectus in the course of hedging the positions they assume with selling shareholders;

o the selling shareholders may sell shares of our common stock short and deliver the shares to close out their short positions;

o the selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares covered by this Prospectus, which the broker-dealer may resell according to this Prospectus; and

o the selling shareholders may pledge the shares covered by this Prospectus to a broker, dealer or financial institution and upon a default, the broker, dealer or financial institution may effect sales of the pledged shares according to this Prospectus.

         The selling shareholders and any broker, dealer or other agent executing sell orders on behalf of the selling shareholders may be considered to be underwriters within the meaning of the Securities Act, in which case commissions received by any of these brokers, dealers or agents and profit on any resale of the shares may be considered to be underwriting commissions under the Securities Act. These commissions received by a broker, dealer or agent may be in excess of customary compensation.

         All costs, fees and expenses of registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred by the selling shareholders will be borne by the selling shareholders.

         We have notified the selling shareholders that they will be subject to applicable provisions of the Exchange Act and its rules and regulations, which may include, without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of any of the common stock by the selling shareholders. Rule 102 under Regulation M provides, with some exceptions, that it is unlawful for any person engaged in the distribution of our common stock to, directly or indirectly, bid for or purchase, or attempt to induce any person to bid for or purchase, an account in which the selling shareholders or affiliated purchasers have a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of the common stock.

                                  LEGAL MATTERS

         The legality of the shares being offered will be passed upon by Kramer Levin Naftalis & Frankel LLP, New York, New York. This firm holds shares of the Common Stock of Cyber Digital.

                                     EXPERTS

         The financial statements of the Company at March 31, 1999, which have been audited, and for the six months ended September 30, 1999, which have been reviewed, appearing in this Prospectus and Registration Statement have been provided by Albrecht, Viggiano, Zureck & Company, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                               CYBER DIGITAL, INC.

                              FINANCIAL STATEMENTS


                                TABLE OF CONTENTS

                                                                        Page No.
                                                                        --------

Independent Auditors' Report ..................................              F-1

Financial Statements

    Balance Sheet .............................................              F-2

    Statements of Operations ..................................              F-3

    Statements of Changes in Shareholders' Equity .............              F-4

    Statements of Cash Flows ..................................              F-5

    Notes to Financial Statements .............................       F-6 - F-15


   All schedules omitted are not required, not applicable, or the information is provided in the financial statements or notes therein.

A L B R E C H T ,  V I G G I A N O , Z U R E C K & C O M P A
                      N Y , P . C .
                                                    CERTIFIED PUBLIC ACCOUNTANTS
                                                                25 SUFFOLK COURT
                                                             HAUPPAUGE, NY 11788
                                                                  (516) 434-9500


                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders
Cyber Digital, Inc.
Hauppauge, New York


We have audited the accompanying balance sheet of Cyber Digital, Inc. as of March 31, 1999 and the related statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyber Digital, Inc. as of March 31, 1999 and the results of their operations and their cash flows for each of the two years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.


Albrecht, Viggiano, Zureck and Company, P. C.


Hauppauge, New York
June 15, 1999

                               CYBER DIGITAL, INC.
                                  BALANCE SHEET
                                 March 31, 1999


ASSETS

Current Assets
   Cash and cash equivalents                                                                 $    246,832
   Accounts receivable, net                                                                           -0-
   Inventories                                                                                    482,633
   Prepaid and other current assets                                                                29,190
                                                                                             ------------

                                                   Total Current Assets                           758,655

Property and Equipment, net                                                                       250,809

Other Assets                                                                                       14,350
                                                                                             ------------

                                                                                             $  1,023,814
LIABILITIES AND SHAREHOLDERS'  EQUITY

Current Liabilities
   Accounts payable, accrued expenses, and taxes                                             $    123,981
                                                                                             ------------

                                                   Total Current Liabilities                      123,981
                                                                                             ------------
Commitments and Contingencies

Shareholders' Equity
   Preferred stock - $.05 par value; cumulative, convertible and participating; authorized 10,000,000 shares
       Series A issued and outstanding - none                                                         -0-
       Series B-1 issued and outstanding 2,420                                                        121
       Series B-2 issued and outstanding - none                                                       -0-
   Common stock - $.01 par value; authorized 30,000,000
     shares; issued and outstanding 17,386,053 shares                                             173,861
   Additional paid-in capital                                                                  14,161,764
   Accumulated deficit                                                                        (13,435,913)
                                                                                             ------------

                                                                                                  899,833
                                                                                             ------------
                                                                                             $  1,023,814
                                                                                             ============

                See accompanying notes to financial statements.

                               CYBER DIGITAL, INC.
                            STATEMENTS OF OPERATIONS
                              Years ended March 31,

                                                                                               1999           1998
                                                                                          ------------    ------------
Net Sales                                                                                 $    279,926    $     66,110

Cost of Sales                                                                                  134,899          44,946
                                                                                          ------------    ------------

                                                                        Gross Profit           145,027          21,164
                                                                                          ------------    ------------

Operating Expenses
   Selling, general and administrative expenses                                              1,682,368       1,674,977
   Research and development                                                                    650,072         388,854
                                                                                          ------------    ------------

                                                            Total Operating Expenses         2,332,440       2,063,831
                                                                                          ------------    ------------

                                                                Loss from Operations        (2,187,413)     (2,042,667)
                                                                                          ------------    ------------

Other Income (Expense)
   Interest income                                                                              58,395         188,146
   Interest expense                                                                                -0-          (4,606)
   Other expense                                                                                (4,361)           (972)
   Bad debt expense                                                                           (355,012)            -0-

                                                        Total Other Income (Expense)          (300,978)        182,568

                                                            Loss Before Income Taxes        (2,488,391)     (1,860,099)

Provision for Income Taxes                                                                       4,513           4,777
                                                                                          ------------    ------------

                                                                            Net Loss      $ (2,492,904)   $ (1,864,876)

                                                            Preferred Stock Dividend          (268,908)       (232,610)
                                                                                          ------------    ------------

                                             Income Available to Common Shareholders        (2,761,812)     (2,097,486)
                                                                                          ============    ============

Net Loss Per Share of Common Stock (See Note 5)

                                                                       Net Loss - Basic   $       (.16)   $       (.12)
                                                                                          ============    ============
                                                                                Diluted   $       (.16)   $       (.12)
                                                                                          ============    ============

Weighted average number of common shares outstanding                                        17,386,053      17,312,550
                                                                                          ============    ============

                 See accompanying notes to financial statements.

                               CYBER DIGITAL, INC.
                  STATEMENTS OF CHANGES IN SHAREHOLDERS'EQUITY
                       Years ended March 31, 1999 and 1998

                                                                                     Preferred Stock
                                                     -------------------------------------------------------------------------------
                                                          Series A                       Series B-1                  Series B-2
                                                     ------------------            ---------------------           ---------------
                                                     Shares      Amount              Shares      Amount            Shares   Amount
Balance at April 1, 1997                              86    $          4           2,000    $        100            -0-     $ -0-

Exercise of stock options

10% Preferred stock dividend - Series B-1                                            200              10

Conversion of preferred stock - Series A             (38)             (2)

Redemption of Series A preferred stock               (48)             (2)

Net Loss
                                              ----------     -----------    ------------    ------------    -----------     -------
Balance at March 31, 1998                            -0-     $       -0-           2,200    $        110            -0-     $    -0-

10% Preferred stock dividend - Series B-1                                            220              11

Net Loss
                                              ----------     -----------    ------------    ------------    -----------     -------
Balance at March 31, 1999                            -0-      $      -0-           2,420    $        121            -0-     $    -0-
                                              ==========     ===========    ============    ============    ===========     =======

                                                           Common Stock
                                                     ------------------------    Additional Paid-   Accumulated    Shareholders'
                                                        Shares       Amount       in Capital        Deficit         Equity
                                                     ----------   -----------   ------------    ------------    ------------
Balance at April 1, 1997                             17,095,176   $    170,952   $ 13,919,241    $ (8,303,214)   $  5,787,083

Exercise of stock options                                90,000            900         82,900                          83,800

10% Preferred stock dividend - Series B-1                                             232,600        (232,610)            -0-

Conversion of preferred stock - Series A                200,877          2,009         78,466         (80,473)            -0-

Redemption of Series A preferred stock                                               (420,340)       (192,928)       (613,270)

Net Loss                                                                                           (1,864,876)     (1,864,876)
                                                     ----------   ------------   ------------    ------------    ------------
Balance at March 31, 1998                            17,386,053   $    173,861   $ 13,892,867    $(10,674,101)   $  3,392,737


10% Preferred stock dividend - Series B-1                                             268,897        (268,908)            -0-

Net Loss                                                                                           (2,492,904)     (2,492,904)
                                                     ----------   ------------   ------------    ------------    ------------
Balance at March 31, 1999                            17,386,053   $    173,861   $ 14,161,764    $(13,435,913)   $    899,833
                                                     ==========   ============   ============    ============    ============


                 See accompanying notes to financial statements.

                               CYBER DIGITAL, INC.
                            STATEMENTS OF CASH FLOWS
                              Years ended March 31,

                                                                                          1999            1998
                                                                                       -----------    ------------
Cash Flows from Operating Activities
   Net loss                                                                            $(2,492,904)   $(1,864,876)
   Adjustments to reconcile net loss to
       net cash used in operating activities:
     Depreciation                                                                           69,598         35,758
     Bad debt expense                                                                      355,012            -0-
     (Increase) decrease in operating assets:
       Accounts receivable                                                                  28,591        (56,226)
       Inventories                                                                         (34,883)       (13,277)
       Prepaid and other current assets                                                     (5,645)       (17,260)
     Increase (decrease) in operating liabilities:
       Accounts payable, accrued expenses, and taxes                                       (16,968)        98,676
                                                                                       -----------    -----------

                                               Net Cash Used in Operating Activities    (2,097,199)    (1,817,205)
                                                                                       -----------    -----------

Cash Flows from Investing Activities
   Purchase of equipment                                                                   (92,442)      (219,625)
                                                                                       -----------    -----------

                                               Net Cash Used in Investing Activities       (92,442)      (219,625)
                                                                                       -----------    -----------

Cash Flows from Financing Activities
   Issuance of common stock                                                                    -0-         83,800
   Redemption of preferred stock                                                               -0-       (613,270)

                                               Net Cash Used in Financing Activities           -0-       (529,470)
                                                                                       -----------    -----------

                                           Net Decrease in Cash and Cash Equivalents    (2,189,641)    (2,566,300)

Cash and Cash Equivalents at Beginning of Period                                         2,436,473      5,002,773
                                                                                       -----------    -----------

                                          Cash and Cash Equivalents at End of Period   $   246,832    $ 2,436,473
                                                                                       ===========    ===========

Supplemental  Disclosures of Cash Flow  Information
   Cash paid during the period for:
     Income taxes                                                                      $     4,140    $     6,949
     Interest                                                                                  -0-          4,606

                 See accompanying notes to financial statements.

                               CYBER DIGITAL, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Description of Business

Cyber Digital, Inc. (the "Company") was incorporated in the state of New York in April 1983. The Company designs, develops, manufactures and markets digital switching and networking systems that enable simultaneous communication of voice and data to a large number of users. The Company's systems are based on its proprietary software technology which permits "modemless" transmission of data between a variety of incompatible and dissimilar end-user equipment, such as personal computers, printers, work stations and data terminals, over standard telephone lines.

Operating and Financing Matters

Since inception, the Company has devoted substantial resources to the design and development of the Company's systems. As such, the Company has not achieved revenue growth and has incurred operating losses. At March 31, 1999, the Company had an accumulated deficit of $13,435,913 and a shareholders' equity of $899,833. The decrease in equity from March 31, 1998 to March 31, 1999 is due mainly to a net loss of $2,492,904 for the fiscal year ended March 31, 1999. The Company had working capital of $634,674 at March 31, 1999 relating largely to cash and cash equivalents from prior year's stock issuances as discussed in Note 7, and inventories. The Company historically has generated sufficient cash flow to support its operations mainly from these issuance of debt and equity securities.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued expenses, approximate fair value due to the relatively short maturity of these instruments. The estimated fair value amounts have been determined by the Company using available market information and the appropriate valuation methodologies. Considerable judgment is necessarily required in the interpreting of market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

                               CYBER DIGITAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies (continued)

Accounts Receivable

Accounts receivable are presented net of a zero allowance for doubtful accounts at March 31, 1999. The allowance is based on prior experience and management's evaluation of the collectibility of accounts receivable. Management believes that the allowance is adequate. However, additions to the allowance may be necessary based on changes in economic conditions.

Inventories

The Company uses a cost system which approximates the first-in, first-out method. Inventories are valued at the lower of cost or market.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation and amortization are computed by the straight-line method over their estimated useful lives. Repairs and maintenance are charged against operations as incurred.

Revenue Recognition

The Company recognizes product system sales upon shipment and acceptance by the customer. Component parts and software sales are recognized upon shipment to the customer.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Deferred taxes also are recognized for operating losses that are available to offset future federal income taxes. The Company accounts for investment tax credits using the flow-through method, and thus reduces income tax expense in the year the related assets are placed in service.

Research and Development Costs

Research and development costs are charged to expense when incurred.

Warranty Expense

The Company records warranty expense as incurred and does not make a provision as shipments are made. Such expense is not significant.

                               CYBER DIGITAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


Note 1 - Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

The Financial Accounting Standards Board (FASB) has issued Statement No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121), which the Company has adopted effective April 1, 1996. SFAS 121 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for possible impairment whenever events or changes in circumstance indicate that the carrying amount of an asset may not be recoverable. SFAS 121 also requires that long-lived assets and certain identifiable intangibles held for sale be reported at the lower of carrying amount of fair value less cost to sell. The Company determined that no impairment loss need be recognized for the applicable assets.

Reclassifications

Certain prior period amounts have been reclassified to conform with the current financial statement presentation.

Earnings (Loss) Per Share

Effective for the Company's financial statements for the year ended March 31, 1998, the Company adopted SFAS No. 128, "Earnings per Share," which replaces the presentation of primary earnings per share ("EPS") and fully diluted EPS with a presentation of basic EPS and diluted EPS, respectively. Basic EPS excludes dilution and is computed by dividing earnings available to common stockholders by the weighted-average number of common shares outstanding for the period. Similar to fully diluted EPS, diluted EPS assumes conversion of the convertible preferred stock, the elimination of the related preferred stock dividend requirement, and the issuance of common stock for all other potentially dilutive equivalent shares outstanding.

New Accounting Pronouncements

In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which is effective for fiscal years beginning after December 15, 1998. This statement standardizes the disclosure requirements for pensions and other postretirement benefits. The Company is evaluating methods for adoption of this statement, if necessary, and currently does not expect this new pronouncement to have a material impact on its financial statements.

Note 2 - Inventories

At March 31, 1999, inventories consist of:

         Raw materials                               $ 345,024
         Work-in-process                                   -0-
         Finished goods                                137,609
                                                     ---------
                                                     $ 482,633

                               CYBER DIGITAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


Note 3 - Property and Equipment

Major classes of property and equipment consist of the following at March 31, 1999:

                                                                 Useful Lives

          Machinery and equipment           $   366,395              5 years
          Furniture and fixtures                 68,271              7 years
          Leasehold improvements                  4,786           lease term
                                            ----------
                                               439,452
          Less:  Accumulated depreciation      188,643
                                            ----------
                                            $  250,809
                                            ==========

Note 4 - Other Assets

Other assets consist of various security deposits.

Note 5 - Earnings (Loss) Per Share

Earnings per share ("EPS") has been computed and presented pursuant to the provisions of Statement of Financial Accounting Standards No. 128, Earnings per Share, which was adopted during the fiscal year ended March 31, 1998.

                                                      1999            1998
                                                  -------------   -------------
Net Loss                                          $ (2,492,904)   $ (1,864,876)
Dividends paid on Preferred Stock Series B-1          (268,908)       (232,610)
                                                   ------------   -------------
Income Available to Common Shareholders           $ (2,761,812)   $ (2,097,486)
                                                  -------------   -------------
Weighted Average Common Shares Outstanding          17,386,053      17,312,550
                                                  -------------   -------------
Basic EPS                                         $       (.16)   $       (.12)
Diluted EPS                                       $       (.16)   $       (.12)

Diluted  earnings  per share does not include any stock  warrants,  options,  or
convertible   preferred   stock  as  the  inclusion  of  these  items  would  be
antidilutive to earnings per share.

                               CYBER DIGITAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


Note 6 - Stock Option Plans

The Company's Board of Directors adopted, on November 7, 1997, the 1997 Stock Incentive Plan (the "1997 Plan"). The 1997 plan is a successor to the 1993 plan, which has been terminated. Under the terms of the 1997 Plan, 850,999 shares were reserved for issuance to officers, directors, other employees and consultants meeting certain qualifications. Under the 1997 Plan, incentive stock options are granted at 100% of fair market value on the date of grant. The right to exercise the options accrues equally on each of the first, second, third and fourth anniversaries of the date of grant. Options granted under the plan expire on the day before the tenth anniversary of the plan.

Pursuant to the 1997 Plan, incentive stock options, nonqualified stock options, restricted stock and stock appreciation rights may be granted to such officers, directors, and employees of the Company, and to such consultants to the Company and such other persons or entities, as the Stock Option Committee of the Board of Directors (the "Committee") shall select. All incentive stock options ("ISO"), which may be granted only to employees and which provide certain tax advantages to the optionee, must have an exercise price of at least 100 percent of the fair market value of a share of common stock on the date the option is granted. No ISOs will be exercisable more than 10 years after the date of grant. ISOs granted to ten percent shareholders must have an exercise price of at least 110 percent of fair market value and may not be exercisable after the expiration of five years from grant. The exercise price and the term of nonqualified stock options will be determined by the Committee at the time of grant.

Stock appreciation rights ("SARS") may be granted independently or in connection with all or any part of any option granted under the 1997 Plan, either at the time of grant of the option or at any time thereafter. The holder of an SAR has the right to receive from the Company, in cash or in shares as the Committee shall determine, an amount equal to the excess of the fair market value of the shares covered by the SAR at the date of exercise over the exercise price set at the date of grant of the SAR. At the request of the holder of an option, the committee may at its discretion substitute for the exercise of the option, compensation (in cash or in shares) in an amount equal to or less than the excess of the fair market value of the shares covered by the option at the request date over the exercise price set at the grant of the option.

A restricted stock award, entitling the recipient to acquire shares of common stock for a purchase price at least equal to par value may be granted to such persons and in such amounts and subject to such terms and conditions as the Committee may determine. Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specified in the 1997 Plan or the written agreement governing the grant. The Committee, at the time of grant, will specify the date or dates on which the nontransferability of the restricted stock shall lapse. During the 90 days following the termination of the grantee's employment for any reason, the Company has the right to require the return of any shares to which restrictions on transferability apply, in exchange for which the Company shall repay to the grantee any amount paid by the grantee for such shares.

                               CYBER DIGITAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


Note 6 - Stock Option Plans (continued)

Unless sooner terminated by the Board, the provisions of the 1997 Plan regarding the grant of ISOs shall terminate on the tenth anniversary of the adoption of the 1997 Plan by the Board. No ISOs shall thereafter be granted under the Plan, but all ISOs granted theretofore shall remain in effect in accordance with their terms.

In addition to these plans, the Company has issued non-qualified stock options and warrants upon the approval by the Board of Directors. Such options and warrants are granted at 100% of fair market value on the date of the grant. Information with respect to non-qualified stock options and warrants are summarized as follows:
                                                Price              Shares
                                                -----              ------
        Outstanding, April 1, 1998         $.38 to $10.00           3,051,013
          Granted                           $.75 to $1.43             200,000
          Canceled                         $1.50 to $10.00      (     692,000)
                                                                -------------
        Outstanding March 31, 1999                                  2,559,013
                                                                =============

In October 1995, the Financial Accounting Standards Board issued Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), which is effective for the Company's year beginning April 1,1996. As permitted under SFAS 123, the Company has elected not to adopt the fair value based method of accounting for its stock-based compensation plans, but will continue to account for such compensation under the provisions of Accounting Principles Board Opinion No. 25. Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model.

The following assumptions were employed to estimate the fair value of stock options granted:
                                             Fiscal Year Ended March 31,
                                             ---------------------------
                                              1999                 1998
                                              ----                 ----
        Expected dividend yield                0.00%              0.00%
        Expected price volatilities           96.00%             95.20%
        Risk-free interest rate                4.40%              5.00%
        Expected life (years)                  5.20               6.75

For pro forma purposes, the estimated fair value of the Company's stock options is amortized over the options' vesting period. The Company pro forma information follows:

                                                     1999             1998
                                                --------------    -------------
        Weighted average fair value of
          Options granted                       $        0.05     $       0.19

        Net Loss
          As reported                           $  (2,492,904)    $ (1,864,876)
          Pro Forma                                (2,524,906)      (1,882,448)

        Net Loss Per Share
          As reported
              Basic                             $       (0.16)    $      (0.12)
              Diluted                           $       (0.16)    $      (0.12)
          Pro Forma
              Basic                             $       (0.16)    $      (0.12)
              Diluted                           $       (0.16)    $      (0.12)

                               CYBER DIGITAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


Note 7 - Convertible, Cumulative and Participating Preferred Stock

In the fiscal year ended March 31, 1997, the Company completed two private placements of preferred stock. The Company sold 805 shares of 10% Series A convertible preferred stock, priced at $10,000 per share. The Company also sold 2,000 shares of 10% Series B-1 convertible, cumulative and participating preferred stock, priced at $1,000 per share.

During the fiscal year ended March 31, 1998, pursuant to an optional conversion or redemption of Series A preferred stock, 38 shares were converted into 200,877 shares of common stock and 48 shares were redeemed leaving no shares outstanding. These shares were converted based upon 85% of the average closing bid price for the five trading days prior to the conversion.

The 10% Series B-1 convertible, cumulative and participating preferred stock is convertible into restricted common shares at a price which is the lesser of (a) $7.50 per share or (b) 85% of the average closing price for the five days prior to the conversion date. As of March 31, 1999, there are $60,334 of undeclared dividends on the Series B-1 preferred stock.

In December 1998 and 1997, the Board of Directors declared and distributed a stock dividend on the preferred Series B-1 stock. The stock amounted to 220 and 200 shares of preferred Series B-1 stock at $1,000 per share, respectively. The stock dividends were equivalent to the 10% annual dividend on the preferred Series B-1 stock, plus $48,908 and $32,610 representing the beneficial conversion feature on the preferred stock dividend, respectively.

The 10% Series B-2 preferred stock is convertible into restricted common shares at a price which is the greater of (a) $7.50 per share or (b) 85% of the average closing price for the five days prior to the conversion date. As of March 31, 1999, this preferred stock remains unissued.

Note 8 - Income Taxes

The Company has net operating loss carryforwards for tax purposes amounting to approximately $12 million that may be offset against future taxable income which expire through 2014. In addition, the Company has investment and research and development tax credits for tax purposes amounting to approximately $196,000 which expire through 2003.

Deferred income taxes are recognized for differences between the bases of assets and liabilities for financial statement and income tax purposes. The utilization of these tax attributes is contingent upon the Company's ability to generate future taxable income and tax before the tax attributes expire as well as Internal Revenue Code limitations. As a result, a valuation allowance equal to the full extent of the deferred tax asset has been established. The change in the deferred tax asset (as well as the valuation account) was approximately $848,000 for the fiscal year ended March 31, 1999.

The Company was subject to capital based taxes for New York State for the years ended March 31, 1999 and 1998.

                               CYBER DIGITAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


Note 9 - Commitments and Contingencies

Employment Contract

During the year ended March 31, 1998, the Company entered into a new employment agreement with the Chairman. The new agreement is for a three year period covering August 4, 1997 through August 3, 2000. This agreement is renewable for successive three year periods.

Under this employment agreement, the Company is obligated to pay the Chairman $150,000 for the period ending August 3, 1998 with an annual increase of 10% for each subsequent year under the terms of employment. The Company also agrees that its Board of Directors may raise the Chairman's salary as soon as the financial resources of the Company and other business conditions permit. In such event, the Chairman's salary shall be comparable to that of chief executive officers of other technology driven publicly held companies.

This employment agreement can terminate for one of the following reasons: (1) disability, (2) death, (3) for cause, and (4) without cause, change in control.

The following payout terms apply if this agreement is terminated:

   1. In the case of disability, the Chairman shall be paid until the end of the month in which such disability occurs. The Chairman will receive royalties of 5% of the gross revenues earned by the Company each month for a period of fifteen years from the effective date of termination.

   2. If the agreement terminates due to the death of the Chairman, the agreement shall terminate immediately, except that the Chairman's wife, if any, or otherwise his estate, shall receive the Chairman's salary until the termination date, payments in the amount of the Chairman's base salary for a period of six months from the date of termination and the aforementioned royalty.

   3. If the agreement terminates due to cause. Cause is defined as willful misconduct by the executive or the conviction of a felony, the Chairman shall receive his regular salary until the end of the month in which such termination occurs. The Chairman must be notified at least ten days prior of his termination.

   4. If the agreement terminates due to a change in control or without cause, the Chairman shall receive his salary until the end of the month in which he is terminated, an amount equal to three years base salary plus three times the prior year bonus, the aforementioned royalties and all of the Chairman's outstanding options will be deemed immediately vested and exercisable for a period of one year from the effective date of termination.

                               CYBER DIGITAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


Note 9 - Commitments and Contingencies (continued)

Operating Leases

Effective April 1, 1994, the Company commenced a noncancellable operating lease that expired on March 31, 1998. In April 1998 this lease was renewed at the same terms for a one year period with respect to the Company's executive offices and operations. Rent expense was $55,688 and $58,714 for the years ended March 31, 1999 and 1998, respectively. Subsequent to year end, the Company renewed the lease for a five year period.

In January 1998, the Company commenced a noncancellable operating lease that expires on February 28, 2000, with a renewal option for two additional, two year periods, with respect to the companies Indiana office. In October 1998, the Company began subleasing their Indiana office on a month-to-month basis. Rent expense was $9,450 and $3,092 for the year ended March 31, 1999 and 1998. The expense for 1999 is net of sublease income.

The Company also has non-cancelable operating leases for vehicles. The monthly rental on the vehicles $1,293. The amount charged to expense was $12,676 and $3,636, for the years ended March 31, 1999 and 1998, respectively.

Future minimum rentals are as follows:

                   For years ending March 31, 2000           $   70,200
                                              2001               57,564
                                              2002               59,867
                                              2003               62,261
                                              2004               64,752
                                                             ----------
                                                             $  314,644
                                                             ==========

Government Regulation

The Company's operations are highly sensitive to regulations promulgated by the United States and throughout the world in which the Company has targeted its marketing efforts. These regulations or deregulations could affect both the competition for the Company's product as well as the costs associated with doing business abroad.

Pending Litigation

The Company is a defendant in an action arising from an alleged wrongful termination of a purported agreement with Brockington Securities, Inc. The Company has asserted counter claims and intends to vigorously defend its position. The outcome and range of damages or settlement (if any) is unknown.

                               CYBER DIGITAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


Note 10 - Segment Information and Significant Customers

Significant Customers

For fiscal years ended March 31, 1999 and 1998, the Company derived 0% and 9%, respectively, of its revenue from Federal government agencies. For the fiscal years ended March 31, 1999 and 1998, the Company had sales representing 99% and 91% of its revenue from two customers, namely GTE Data Services GMBH and Sprint representing 79% and 20%, respectively, for the year ended March 31, 1999 and GTE Data Services GMBH and National Telecommunications Company representing 48% and 43%, respectively, for the year ended March 31, 1998. The accounts receivable for these customers accounted for 0% and 100% of the total accounts receivable at March 31, 1999 and 1998, respectively.

Note 11 - Foreign Operations

During the fiscal year ended March 31, 1998, the Company formed a wholly owned subsidiary, Cyber Digital (India) Private Limited, under the rules and regulations of the Government of India. The subsidiary has not begun operations and has no assets as of March 31, 1999 and 1998.

Note 12 - Subsequent Events

Preferred Stock Conversion

During April 1999, all of the Company's outstanding Series B-1 preferred stock in accordance with terms discussed in Note 7 (2,420 shares) was converted into 861,230 shares of the Company's common stock.

New Contract

In April 1999, the Company signed a reseller agreement with AT & T Corporation. Under the terms and conditions of this agreement, the Company will have the right to market "AT & T Business IP Services" and "AT & T Managed Internet Services" for a period of one year which shall automatically renew for additional one year terms at the discretion of either party.

Private Placement

On May 28, 1999, the Company designated 1,200 of the 10,000,000 authorized preferred shares as Series C. On July 12, 1999, the Company closed on a private placement of 310 of the 1,200 shares priced at $1,000 per share for a total of $310,000.

         No dealer,  salesperson  or other  person
has been  authorized to give any information or to
make any  representations  in connection with this
Offering  other  than  those   contained  in  this
Prospectus and, if given or made, such information
or  representations  must  not be  relied  upon as
having  been  authorized  by the Company or by the
Underwriters.  This Prospectus does not constitute
an offer to sell or a solicitation  of an offer to
buy any security other than the securities offered
by  this  Prospectus,  or an  offer  to  sell or a
solicitation  of an offer to buy any securities by      CYBER DIGITAL, INC.
person in any jurisdiction in which such offer or solicitation is not authorized or is unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date of this Prospectus.


              -----------------                5,000,000 Shares of Common Stock


                                                           PROSPECTUS




                                                        November 19, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

         To the fullest extent that limitations on the liability of directors and officers are permitted by the New York Business Corporation Law, no director or officer of the Registrant shall have any liability to the Registrant or its Stockholder for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Registrant whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

         The Registrant shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the New York Business Corporation Law. The Registrant shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may, through a by-law, resolution or agreement, make further provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by the New York Business Corporation Law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

         The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:


SEC registration fee...................................     $4503.60
Nasdaq filing fees.....................................     $10,000.00

Accounting fees and expenses...........................     $1,000.00
Legal fees and expenses (except Blue Sky)..............     $
Blue sky fees and expenses.............................     $
Miscellaneous..........................................     $
  Total................................................     $

Item 26.  Recent Sales of Unregistered Securities.

         On July 12, 1999, the Company concluded a private placement of its Series C Preferred Stock and accompanying warrants to accredited investors and received net proceeds of approximately $310,000. The Series C Preferred Stock was issued without registration in reliance on Section 4(2) of the Securities Act of 1933, as amended.

         On October 5, 1999, the Company concluded a private placement of its Series D1 Preferred stock and accompanying warrants to accredited investors and received net proceeds of approximately $3,000,000. The Series D1 Preferred Stock was issued without registration in reliance on Rule 506 of Regulation D of the Securities Act of 1933, as amended.

         As set forth in the Company's Certificate of Amendment to its Certificate of Incorporation for the Preferred Stock, the Preferred Stock is convertible into shares of the Company's Common Stock, par value $0.01 per share, at a price that is equal to the amount obtained by multiplying 100% (subject to adjustment) by either (i) that price of the Common Stock which shall be computed as the arithmetic average of the three lowest Closing Sales Prices (as defined in the Certificate of Amendment) of the Common Stock during the twenty consecutive trading days immediately preceding the date of such determination and (ii) the Closing Bid Price (as defined in the Certificate of Amendment) on such date, whichever is lower. Such amount shall not, in any case, exceed $5.43 subject to certain adjustments as set forth in the Certificate of Amendment.

         Pursuant to the Agreement, the Purchaser has purchased an aggregate of 3,000 shares of the Company's Series D1 Preferred Stock, par value $0.05 per share (the "Preferred Stock"), and a warrant to purchase 190,678 shares of the Company's Common Stock (the "Warrant") for an aggregate purchase price of$3,000,000. The price at which the Warrant is exercisable is $5.70.

         Subject to certain conditions as set forth in the Agreement, the Purchaser is also required to buy and the Company is required to sell (i) an additional 2,000 shares of Preferred Stock and (ii) warrants to purchase a number of shares of Common Stock based on a formula set forth in the Agreement.

Item 27.  Exhibits and Financial Statement Schedules.

     (a)  Exhibits.

         Exhibit Number                                          Sequential Page
                          Description of Document                   Number
                          -----------------------                   ------
         3.1              Composite Amended and Restated
                          Certificate of Incorporation of
                          the Company (including the
                          Certificate of Amendment for the
                          Series D1 Preferred Stock)
                          (incorporated herein by reference
                          to Exhibit 3.1 to the Company's
                          Report on Form 8-K filed on
                          October 8, 1999 (the "8-K").

         3.2              Composite Amended and Restated
                          Bylaws of the Company
                          (incorporated herein by reference
                          to Exhibit 3.1 to the Company's
                          Quarterly Report on Form 10-QSB
                          for the period ended September 30,
                          1997 (the "September 1997 Form
                          10-QSB")).

         4.1              Form of Warrant Certificate
                          (incorporated herein by reference
                          to Exhibit 4.1 to the 8-K).

         4.2              Form of Registration Rights
                          Agreement, dated as of September
                          30, 1999, relating to the Series
                          D1 Preferred Stock (incorporated
                          herein by reference to Exhibit 4.2
                          to the 8-K).

         5.1              Opinion of Kramer Levin Naftalis &
                          Frankel LLP.* 10.1 1993 Stock
                          Incentive Plan (incorporated
                          herein by reference to Exhibit
                          10(a) to the Company's Annual
                          Report on Form 10-K for the fiscal
                          year ended March 31, 1994 (the
                          "1994 Form 10-K").

         10.2 Amended and Restated Employment Agreement dated as of August 4, 1997, between the Company and J.C. Chatpar (incorporated herein by reference to Exhibit 10.1 to the September 1997 Form 10-QSB).

         10.3             Manufacturing License Contract
                          between the Company and National
                          Telecommunications Co., dated as
                          of December 4, 1995 (incorporated
                          herein by reference to Exhibit
                          10(c) to the Company's 1996 Form
                          10-KSB/A).

         10.4             Manufacturing License Contract
                          between the Company and Gujarat
                          Communications and Electronics,
                          Ltd. dated as of May 30, 1996
                          (incorporated herein by reference
                          to Exhibit 10.5 to the Company's
                          Annual Report on Form 10-KSB for
                          the fiscal year ended March 31,
                          1997).

         10.5 Securities Purchase Agreement, dated as of September 30, 1999, by and among the Company and the Purchaser named therein, relating to the Series D1 Preferred Stock (incorporated herein by reference to Exhibit 10.1 to the 8-K).

         10.6             1997 Stock Incentive Plan
                          (incorporated herein by reference
                          to Exhibit 10.5 to the Company's
                          1999 Form 10-KSB/A).

         23.1             Consent of Albrecht, Viggiano,
                          Zureck & Company, P.C., C.P.A.

         23.2             Consent of Kramer Levin Naftalis &
                          Frankel LLP (to be contained in
                          the opinion to be filed as Exhibit
                          5.1 hereto).

         27.1             Financial Data Schedule
                          (incorporated herein by reference
                          to Exhibit 27 to the Company's
                          Form 10-Q filed on November 5,
                          1999).

         *To be filed by amendment hereto.

Item 28.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

                           (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement;

                           (iii) Include any additional or changed material information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

                  (3)  File  a   post-effective   amendment   to   remove   from
registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                       11-4

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Hauppauge, State of New York, on November 16, 1999.

                                       CYBER DIGITAL, INC.


                                       By: /s/ J.C. Chatpar
                                          -------------------------------------
                                           J.C. Chatpar
                                           Chairman of the Board, President and
                                           Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Cyber Digital, Inc. do hereby constitute and appoint J.C. Chatpar or Jack Dorfman, or either of them, as our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the SEC in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereto or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

      Signature                      Title                         Date
      ---------                      -----                         ----

      /s/ J.C.Chatpar          President, Chief Executive      November 18, 1999
      -------------------
      J.C. Chatpar             Officer and Director

      /s/ Jack P. Dorfman      Secretary and Director          November 18, 1999
      -------------------
      Jack P. Dorfman

      /s/ Jatinder Wadhwa      Treasurer and Director          November 18,1999
      -------------------
      Jatinder Wadhwa

      /s/ Terry Jones          Director                        November 18,1999
      -------------------
      Terry Jones

      /s/ Khushi Nichani       Director                        November 18,1999
      -------------------
      Khushi Nichani

                                INDEX TO EXHIBITS

Exhibit Number                                                  Sequential Page
                   Description of Document                           Number
                   -----------------------                           ------

3.1 Composite Amended and Restated Certificate of Incorporation of the Company (including the Certificate of Amendment for the Series D1 Preferred Stock) (incorporated herein by reference to Exhibit 3.1 to the Company's Report on Form 8-K filed on October 8, 1999 (the "8-K").

3.2 Composite Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-QSB for the period ended September 30, 1997 (the "September 1997 Form 10-QSB")).

4.1 Form of Warrant Certificate (incorporated herein by reference to Exhibit 4.1 to the 8-K).

4.2                Form of Registration Rights Agreement,
                   dated as of September 30, 1999, relating to the Series D1 Preferred Stock
                   (incorporated herein by reference to
                   Exhibit 4.2 to the 8-K).

5.1 Opinion of Kramer Levin Naftalis & Frankel LLP.* 10.1 1993 Stock Incentive Plan (incorporated herein by reference to Exhibit 10(a) to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1994 (the "1994 Form 10-K").

10.2 Amended and Restated Employment Agreement dated as of August 4, 1997, between the Company and J.C. Chatpar (incorporated herein by reference to Exhibit 10.1 to the September 1997 Form 10-QSB).

10.3               Manufacturing License Contract between
                   the Company and National
                   Telecommunications Co., dated as of
                   December 4, 1995 (incorporated herein by reference to Exhibit 10(c) to the Company's 1996 Form 10-KSB/A).

10.4 Manufacturing License Contract between the Company and Gujarat Communications and Electronics, Ltd. dated as of May 30, 1996 (incorporated herein by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997).

10.5 Securities Purchase Agreement, dated as of September 30, 1999, by and among the Company and the Purchaser named therein, relating to the Series D1 Preferred Stock (incorporated herein by reference to
                   Exhibit 10.1 to the 8-K).

10.6               1997 Stock Incentive Plan (incorporated
                   herein by reference to Exhibit 10.5 to
                   the Company's 1999 Form 10-KSB/A).

23.1               Consent of Albrecht, Viggiano, Zureck &
                   Company, P.C., C.P.A.

23.2               Consent of Kramer Levin Naftalis &
                   Frankel LLP (to be contained in the
                   opinion to be filed as Exhibit 5.1
                   hereto).

27.1               Financial Data Schedule (incorporated
                   herein by reference to Exhibit 27 to the Company's Form 10-Q filed on November 5,
                   1999).

*To be filed by amendment hereto.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.